Filed Pursuant to Rule 424(b)(4)
Registration No. 333-250186

PROSPECTUS

60,000,000 Ordinary Shares

Represented by 800,000 American Depositary Shares

Our American Depositary Shares, or ADSs, each representing 75 ordinary shares of IDEX Biometrics ASA, are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “IDBA”. The ADSs began trading on March 1, 2021. The closing price of our ADSs on Nasdaq on June 7, 2021 was $21.10 per ADS. Our ordinary shares are currently traded on Oslo Børs under the symbol “IDEX”. The closing price of our ordinary shares on Oslo Børs on June 7, 2021 was NOK 2.31 per ordinary share, which is equivalent to a price of $0.2795 per share based on an exchange rate of NOK 8.2681 per U.S. dollar, as reported by MarketWatch, Inc. on June 7, 2021. We have appointed The Bank of New York Mellon to act as the depositary for the ADSs representing our ordinary shares, including the Registered Shares, as defined below. Holders of ordinary shares registered hereby may deposit such ordinary shares with the depositary in exchange for ADSs representing such ordinary shares at the ratio referred to in the first sentence of this paragraph. ADSs representing the ordinary shares registered hereby will be freely tradeable on Nasdaq.

We filed the registration statement of which this prospectus forms a part with respect to an aggregate of 60,000,000 ordinary shares held by the shareholder identified herein. The holder of such ordinary shares is identified in this prospectus as the Selling Shareholder and the aggregate of 60,000,000 ordinary shares registered hereby as the Registered Shares. The Selling Shareholder has not to date entered into any agreement to dispose of the Registered Shares. The Selling Shareholder is offering his securities pursuant to this prospectus in order to create a public trading market for our equity securities in the United States and to satisfy certain listing requirements of the Nasdaq Capital Market on which our equity securities have been approved for listing. Although the registration statement of which this prospectus forms a part permits the Selling Shareholder to dispose of the Registered Shares over time, the Selling Shareholder is not in fact obligated to resell the Registered Shares either pursuant to Nasdaq’s requirements or such registration statement. Any Registered Shares offered and sold in the United States by the Selling Shareholder will be in the form of ADSs. The Selling Shareholder is also permitted to sell ordinary shares not represented by ADSs in private transactions, including on Oslo Børs, which resales are not covered by this prospectus. Unlike an initial public offering, any sale by the Selling Shareholder of the Registered Shares represented by ADSs is not being underwritten by any investment bank. Trades of our ADSs will be made through brokerage transactions on Nasdaq at prevailing market prices or as otherwise provided in the section entitled “Plan of Distribution.” As discussed above, the Selling Shareholder may, or may not, elect to dispose of Registered Shares represented by ADSs as and to the extent that he may individually determine. Such sales, if any, will be made through brokerage transactions on Nasdaq or other securities exchanges in the United States at prevailing market prices. See the section entitled “Plan of Distribution.” We will not receive proceeds from any sale of Registered Shares in the form of ADSs by the Selling Shareholder.

We are an “emerging growth company” and a “foreign private issuer,” each as defined under the federal securities laws, and, as such, we will be subject to reduced public company reporting requirements. See the section entitled “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in ADSs representing our ordinary shares involves a high degree of risk. Before buying any ADSs representing our ordinary shares you should carefully read the discussion of material risks of investing in such securities in “Risk Factors ” beginning on page 8 of this prospectus.

The date of this prospectus is June 7, 2021

i

We and the Selling Shareholder are responsible for the information contained or incorporated by reference in this prospectus and any free writing prospectus that we may prepare or authorize. Neither we nor the Selling Shareholder have authorized anyone to provide you with different or additional information, and neither we nor they take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Shareholder are making an offer to sell ADSs representing our ordinary shares in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our ADSs.

For investors outside the United States: Neither we nor the Selling Shareholder have taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the ADSs and the distribution of this prospectus outside the United States.

We are a public limited company incorporated under the laws of Kingdom of Norway and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

ABOUT THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “IDEX,” “IDEX Biometrics,” “IDEX Biometrics ASA,” “the company,” “we,” “us” and “our” refer to IDEX Biometrics ASA together with its subsidiaries.

This prospectus includes trademarks, tradenames and service marks, certain of which belong to us, including IDEX, TrustedBio and the IDEX logo, and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus appear without the ®, ™ and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that we will not assert our rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

PRESENTATION OF FINANCIAL AND SHARE INFORMATION

We maintain our books and records in the functional currency where we operate and report our consolidated financial statements in U.S. dollars in conformity with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, and in conformity with IFRS as adopted by the European Union. None of the financial statements included in this prospectus were prepared in accordance with generally accepted accounting principles in the United States. All references in this prospectus to “$” are to U.S. dollars and all references to “NOK” are to Norwegian krone, the currency of our home country. We make no representation that any Norwegian krone or U.S. dollar amounts referred to in this prospectus could have been, or could be, converted into U.S. dollars or Norwegian krone, as the case may be, at any particular rate, or at all. These translations should not be considered representations that any such amounts have been, could have been or could be converted from Norwegian krone into U.S. dollars at that or any other exchange rate as of that or any other date.

ii

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

All references to “shares” in this prospectus refer to ordinary shares of IDEX Biometrics ASA with a nominal value of NOK 0.15 per share.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and in the documents we incorporate herein by reference. The summary does not contain all of the information you should consider in making your investment decision. Before investing in our ADSs, you should read this entire prospectus carefully, along with the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto in our Annual Report on Form 20-F and in Exhibit 99.2 to our Form 6-K furnished on May 13, 2021, which are incorporated herein by reference. You should carefully consider, among other things, the matters discussed in the sections entitled “Risk Factors” and “Business” and “Material income Tax Consitderations” incorporated by reference in this prospectus from our Annual Report on Form 20-F, which is incorporated by reference herein, before making an investment decision.

Overview

We are a biometrics company specializing in the design, development and sale of fingerprint identification and authentication solutions. Our fingerprint sensors and biometric solutions are used in dual interface and contactless or touch-free smart cards, including payment cards, and a range of electronic devices.

We offer fingerprint sensors and biometric solutions to smart card manufacturers and other integrators of biometric fingerprint sensor technology in a broad range of markets, including payments, identification, access control, healthcare and the Internet of Things, or IoT. Based on an analysis by Zion Market Research in February 2020, the size of the global fingerprint sensor market is estimated to be $3.6 billion in 2020 and is projected to expand at a compound annual growth rate, or CAGR, of nearly 15% to $6.7 billion by 2025.

Our largest market opportunity is the biometric payment card market and more specifically our addressable market includes chip enabled cards which also include contactless payment cards. According to EMVCo, the industry standard organization, there are more than 8.2 billion chip-enabled consumer cards—credit and debit—now in use across the world. We believe the addition of a biometric sensor to the payment cards will significantly reduce the opportunity for fraud while making the transaction more convenient while using existing point of sale infrastructure. We believe the continue migration towards contactless payment cards will provide additional opportunities for our technologies. A report, Contactless Payment Market Global Forecast to 2025, published by Markets and Markets indicates that the global contactless credit/debit card payment market size is expected to grow from $10.3 billion in 2020 to $18.0 billion by 2025. This represents a CAGR of 11.7% during the forecast period. The major advantage offered by contactless payments is that customers can instantly complete transactions with the tap of a card. This increases the speed of transactions, making contactless payments even more efficient stated the Markets and Markets report.

In addition, following the COVID-19 outbreak, we believe consumers increasingly are motivated to go cashless. With many businesses discouraging the use of cash, in part due to hygiene questions linked to handling money, the prevalence of contactless payments has increased significantly in 2020. For example, a survey in March of 2020 in 19 countries around the world indicated a 25% increase in contactless payments (out of all credit card payments) compared to March 2019, and approximately 79% of consumers worldwide are now using tap and go payments. In an increasingly cashless and contactless society, there is a growing risk of card fraud. We believe that this could have a positive impact on the sale of biometric solutions going forward.

Our patent-protected fingerprint sensors can be integrated on the front side of a payment card, thereby enabling the card to use biometric fingerprint recognition instead of a personal identification number, or PIN, to authenticate the cardholder. To use this feature the cardholder first enrolls their fingerprint. A biometric template, which is representative of the fingerprint, is created and securely stored on the card. When the cardholder uses the card to make a payment, he or she places his or her finger on the card’s sensor. Through fingerprint sensing and biometric authentication, the card can determine if the person using the card is the enrolled user or not.

Our portfolio of products includes fingerprint sensors, fingerprint modules with software and algorithms and remote enrollment devices. Our fingerprint sensors can be used in dual interface, contactless-only and contact-only payment cards. Our fingerprint modules offer a complete biometric solution that integrates fingerprint sensing with additional biometric processing and system power management functions. Additionally, with our remote enrollment solutions, cardholders can easily enroll their fingerprints at home and without the need to visit a bank branch.

Our sensors use a patented off-chip design, which separates the fingerprint sensor into two key components: the sensor array and the silicon chip (Application Specific Integrated Circuit, or ASIC). This off-chip design architecture allows the sensor array to be made from a flexible and cost-efficient polymer substrate while minimizing the silicon area needed for the ASIC. Compared to conventional silicon sensors, for which the sensor array is made of silicon, the off-chip design allows for a larger sensing area, better matching reliability and lower costs. We believe that we are the only provider supplying capacitive off-chip sensors and biometric algorithms optimized for integration with payment cards. In 2020, we launched TrustedBio, our next generation of dual interface products and solutions designed to reduce biometric smart card cost while improving both performance and security. TrustedBio utilizes advanced semiconductor technology to transform the sensor ASIC into a complete biometric system on chip, while maintaining all the benefits of the capacitive off-chip sensor architecture.

Our current generation products are commercially available, and we have begun to ship samples of our products on our TrustedBio platform. To date, product revenue has not been material; however, we have seen an increase in product revenues. For the years ended December 31, 2020, 2019, and 2018, product revenues were $1 million, $0.2 million and $0.2 million, respectively. In the three months ended March 31, 2021, product revenues were $0.6 million.

We market our products and solutions to smart card manufacturers and other integrators of biometric sensor technology, such as keyboards, dongles and other information and physical access control devices. We do not own or operate industrial manufacturing facilities, which could be potentially costly. Instead, we work closely with our customers on manufacturing and alongside other component suppliers within the card ecosystem. We have also established partnerships with secure element, or SE, producers, card inlay providers and card networks to help bring biometric smart cards to market. Our strategic rationale is to ensure that all the crucial components, within the biometric smart card ecosystem, are compatible and ready for mass production and to enhance our ability to offer comprehensive solutions to the market.

Over the past three years, we have built a research and development, or R&D, team with deep industry expertise, comprised of systems and technology engineers, software engineers, silicon engineers, sensor engineers and packaging technologists. We are an integrated systems company and we maintain in-house design, testing and supply chain management functions. Manufacturing is outsourced to large and established semiconductor fabrication companies as well as other providers of components and manufacturing services.

During 2020, we raised $18.0 million through private placements. During 2019, we raised a total of $34.2 million in capital. Additionally, in February 2021, we raised an additional $27.2 million through private placements. For further financial information, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 20-F, which is incorporated herein by reference.

While we are preparing to fully commercialize our products and services, we have begun to generate revenue through the sale of biometric sensors and system solutions that incorporate our technology. In 2020, we generated revenue of $1.1 million, $1.0 million of which was related to product sales and $0.1 million of which was related to engineering services. In 2019, we generated revenue of $0.4 million, $0.2 million of which related to product sales and $0.2 million of which related to engineering services. In 2018, we generated revenue of $0.2 million, $0.2 million of which related to product sales and $0.2 million of which related to engineering services. In the three months ended March 31, 2021, we generated revenue of $0.6 million, most of which was related to product sales. We have also secured in excess of $7.0 million of business under contract (consisting of current order backlog and committed purchases not yet entered) expected to ship within the next 12 to 24 months, including a $6.0 million minimum commitment to supply fingerprint sensors and software to a major global financial news and IT services company. We had net losses of $26.8 million, $32.4 million and $30.2 million in 2020, 2019, and 2018, respectively. Our net loss for the quarter ended March 31, 2021 was $7.5 million.

Corporate Information

We were incorporated as a public limited company under the laws of Kingdom of Norway on July 24, 1996. Our principal executive offices are located at Dronning Eufemias gate 16, NO-0191 Oslo, Norway, which is also our registered office address, and our telephone number is +47 6783 9119. Our ordinary shares are traded on Oslo Børs under the symbol “IDEX”. Our ADSs have been listed on the Nasdaq Capital Market under the symbol “IDBA” since March 2021. Our website address is www.idexbiometrics.com. The information contained on, or that can be accessed from, our website does not form part of this prospectus.

Our agent for service of process in the United States is IDEX America Inc., with a registered address at 187 Ballardvale Street, Suite B211, Wilmington, MA 01887.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section titled “Risk Factors” in our Annual Report on Form 20-F, which is incorporated herein by reference, before deciding whether to invest in our ADSs. Among these important risks are, but not limited to, the following:

•	Our largest potential market, the biometric payment card market, is an undeveloped and emerging market and it is difficult to predict how large this market could be;

•	Our biometric technology has not yet gained, and may never gain, widespread market acceptance;

•	If the estimates and assumptions we have used to calculate the size of our target markets are inaccurate, our future growth rate may be limited.

•	We have a history of operating losses and may not achieve or sustain profitability in the future;

•

We will require additional funding to finance our operations, and if we are unable to raise capital when needed, we could be forced to delay, reduce or terminate certain of our development activities or other operations;

•

We expect fluctuations in our financial results, making it difficult to project future results, and if we fail to meet the expectations of securities analysts or investors with respect to our results of operations, our stock price could decline;

•	The markets in which we operate are highly competitive, and if we do not compete effectively, our business, financial condition, and results of operations could be harmed;

•	If we fail to innovate in response to changing customer needs and new technologies and other market requirements, our business, financial condition, and results of operations could be harmed; and

•

Even though we have not experienced significant delays in development activities to date, the COVID-19 pandemic could have an adverse impact on our business, operations, and the markets and communities in which we, our partners, and customers operate.

THE REGISTERED SHARES

Nasdaq Capital Market trading symbol for our ADSs	“IDBA”

Oslo Børs trading symbol for our ordinary shares	“IDEX”

Registered Shares being registered on behalf of the Selling Shareholder	60,000,000 ordinary shares, represented by an aggregate of 800,000 ADSs

Ordinary shares issued and outstanding as of March 31, 2021	916,720,485 ordinary shares

ADSs issued and outstanding as of March 31, 2021	800,000 ADSs (assuming deposit with the depositary of all the ordinary shares registered hereby)

American Depositary Shares	Each ADS represents 75 ordinary shares, nominal value NOK 0.15 per ordinary share. Holders of ADSs have the rights of an ADS holder or beneficial owner of ADSs (as applicable) as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs issued thereunder from time to time. To better understand the terms of the ADSs representing our ordinary shares, see the section of this prospectus captioned “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Depositary	The Bank of New York Mellon

Use of proceeds	We will not receive proceeds from the sale, if any, of Registered Shares in the form of ADSs by the Selling Shareholder.

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ADSs.

Unless otherwise stated in this prospectus, the number of our ordinary shares set forth herein is as of March 31, 2021 and is based on 916,720,485 ordinary shares issued and outstanding on such date but excludes:

•

59,054,209 ordinary shares issuable upon the exercise of outstanding share option awards granted under programs closed for further grants (also known as “subscription rights” in Norway) as of May 26, 2021, at a weighted average exercise price of NOK 1.71 per share;

•	34,371,519 ordinary shares reserved for future issuance under our 2020 Employee Share Purchase Plan, as of March 31, 2021;

•	535,583 ordinary shares issued on May 26, 2021 to certain directors in lieu of cash board compensation, as authorized by the annual general meeting on May 12, 2021;

•

91,672,048 ordinary shares reserved for future issuance under our 2021 Subscription Rights Incentive Plan, resolved by the annual general meeting on May 12, 2021; under which plan 999,400 subscription rights at an exercise price of NOK 2.48 were outstanding as of May 26, 2021;

•	45,836,024 ordinary shares reserved for future issuance under our 2021 Employee Share Purchase Plan Plan, resolved by the annual general meeting on May 12, 2021;

•

a combined total of 91,672,048 ordinary shares reserved for future issuance under an authority to the board to issue shares in private placements or rights issues, resolved at the annual general meeting on May 12, 2021;

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002; and

•

to the extent that we no longer qualify as a foreign private issuer, (1) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (2) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

We will remain an emerging growth company until the earliest of: (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion; (2) the last day of 2025; (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur on the last day of any fiscal year that the aggregate worldwide market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during any three-year period.

Foreign Private Issuer

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, and current reports on Form 8-K upon the occurrence of specified significant events.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables present summary consolidated financial data as of the dates and for the periods indicated. We have derived the summary consolidated statements of profit and loss data for the years ended December 31, 2018, 2019 and 2020 and the statements of financial position as of December 31, 2018, 2019 and 2020, from our audited consolidated financial statements, as well as for the three months ended March 31, 2020 and 2021 from our unaudited interim condensed consolidated financial statements incorporated by reference in this prospectus.

Our consolidated financial statements are prepared and presented in accordance with IFRS as issued by the IASB, and in conformity with IFRS as adopted by the European Union, and audited in accordance with the standards of the PCAOB (United States). IFRS differ in certain significant respects from U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this data together with our consolidated financial statements and related notes incorporated by reference in this prospectus and the information under the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus from our Annual Report on Form 20-F, which is incorporated by reference herein.

Summary Consolidated Statements of Profit and Loss Data:

	Year Ended December 31,			Three Months Ended March 31,
(In thousands, except per share data)	2018	2019	2020	2020	2021
Revenue:
Product	$268	$159	$1,013	$53	$623
Service	172	265	82	47	1

Total revenue	440	424	1,095	100	624
Operating expenses:
Purchases, net of inventory change	185	62	275	19	220
Payroll expenses	19,770	21,750	17,672	4,677	5,101
Research and development expenses	5,631	4,385	1,895	40	608
Other operating expenses	3,919	4,641	5,936	1,191	1,713
Amortization and depreciation	842	1,633	1,719	429	454

Total operating expenses	30,347	32,471	27,497	6,356	8,096

Loss from operations	(29,907)	(32,047)	(26,402)	(6,256)	(7,472)
Finance income	134	135	26	19	5
Finance cost	(411)	(351)	(477)	(183)	(61)

Loss before tax	(30,184)	(32,263)	(26,853)	(6,420)	(7,529)
Income tax benefit (expense)	(41)	(160)	99	101	—

Net loss for the year	$(30,225)	$(32,423)	$(26,754)	$(6,319)	$(7,529)

Loss per share, basic and diluted(1)	$(0.06)	$(0.05)	$(0.03)	$(0.01)	$(0.01)

(1)

See Note 9 to our audited consolidated financial statements and unaudited interim condensed consolidated financial statements incorporated by reference in this prospectus for further details regarding the calculation of basic and diluted loss per share.

Summary Data from Our Consolidated Statements of Financial Position:

(In thousands)	December 31, 2018	December 31, 2019	December 31, 2020	March 31, 2021
Cash and cash equivalents	$9,635	$14,126	$7,298	$25,892
Total assets	17,990	23,470	17,006	35,501
Total liabilities	3,807	5,658	4,492	4,035
Total equity and liabilities	17,990	23,470	17,006	35,501

RISK FACTORS

Our operations and financial results are subject to various risks and uncertainties including those described in the section entitled “Risk Factors” incorporated by reference in this prospectus from our Annual Report on Form 20-F, which is incorporated by reference herein. You should consider carefully the risks and uncertainties described therein, in addition to other information contained in the Registration Statement on Form F-1 of which this prospectus forms a part, including our consolidated financial statements and related notes. The risks and uncertainties described in our Annual Report on Form 20-F are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of such risks or others not specified therein materialize, our business, financial condition and results of operations could be materially and adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus and the documents incorporated by reference into this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include statements about:

•	our expectations regarding our revenue, expenses and other operating results;

•	our ability to achieve or maintain market acceptable for our biometric technology and products;

•	our ability to generate revenue and/or achieve or sustain profitability;

•	the impact on our growth trends and the macroeconomic environment of COVID-19;

•	future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements;

•	our reliance on key personnel and our ability to identify, recruit and retain skilled personnel;

•	our ability to effectively manage our growth, including any additional international expansion;

•	our ability to protect our intellectual property rights and any costs associated therewith;

•	our ability to compete effectively with existing competitors and new market entrants;

•	the growth rates of the markets in which we compete; and

•	regulatory developments in Norway, the United States, the United Kingdom, China and other jurisdictions.

You should refer to the section of this prospectus titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

INDUSTRY AND MARKET DATA

This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our products. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by third parties, industry, medical and general publications, government data and similar sources. While we believe our internal company research as to such matters is reliable, it has not been verified by any independent source.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive proceeds from the sale, if any, of Registered Shares in the form of ADSs by the Selling Shareholder.

DIVIDEND POLICY

We have not hitherto declared or paid any dividends on any class of our issued share capital. We intend to retain any earnings for use in our business and do not currently intend to pay dividends on our ordinary shares. The declaration and payment of any future dividends will be subject to a resolution by the general meeting of shareholders with a simple majority upon a proposal from our board of directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, any future debt agreements or applicable laws and other factors that our board of directors may deem relevant.

Under the laws of Kingdom of Norway, among other things, a public limited liability company such as us may only distribute dividends to the extent it will have net assets covering the company’s share capital and other restricted equity after the distribution has been made. The calculation shall be made on the basis of the balance sheet in the company’s last approved financial statements, provided, however, that it is the registered share capital at the time of decision that applies. Further, extraordinary dividend payments may be resolved based upon an interim balance sheet prepared no more than six (6) months prior to the date of resolution.

In the amount that may be distributed, a deduction shall be made for (i) the aggregate nominal value of treasury shares held by the company, (ii) credit and collateral pursuant to Sections 8-7 and 8-10 of the Norwegian Public Limited Companies Act, dated June 13, 1997 no. 45, or the Companies Act, with the exception of credit and collateral repaid or settled prior to the time of decision or credit which is settled by a netting in the dividend and (iii) other dispositions after the balance day which pursuant to law shall lie within the scope of the funds that the company may use to distribute dividend. Even if all other requirements are fulfilled, the company may only distribute dividend to the extent that it maintains a sound equity and liquidity post-distribution. See “Description of Share Capital and Articles of Association” for additional information.

CAPITALIZATION

The following table sets forth our total capitalization, together with our cash and cash equivalents, as of March 31, 2021. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes incorporated by reference in this prospectus.

(in thousands)	As of March 31, 2021(1)
Cash and cash equivalents	$25,892

Equity:
Share capital NOK 0.15 par value, 916,720,485 shares issued and outstanding	18,760
Share premium	27,865
Other paid-in capital	19,470

Total paid-in-capital	66,095
Foreign currency translation effects	(12,413)
Accumulated loss	(22,216)

Total equity	31,466

Total capitalization	$31,466

(1)	On May 26, 2021, we issued an aggregate of 535,583 shares to three directors against payment of NOK 0.15 per share, in lieu of cash board remuneration.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors, including their ages, as of May 26, 2021.

Name	Age	Position(s)
Executive Officers:
Vincent Graziani	60	Chief Executive Officer
James A. Simms	61	Chief Financial Officer
Anthony Eaton	48	Chief Technology Officer
Board of Directors:
Morten Opstad	67	Chair
Lawrence John Ciaccia(2)	62	Deputy Chair
Deborah Lee Davis(1)(2)	58	Board member
Hanne Høvding(1)	67	Board member
Annika Olsson	44	Board member
Thomas M. Quindlen	58	Board member
Stephen A. Skaggs(1)	58	Board member

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.

Executive officers

Vincent (“Vince”) Graziani has served as our Chief Executive Officer since February 2020. He joined IDEX from Infineon Technologies where he was most recently Vice President of Strategy Development and Implementation where he was responsible for leading new business development and strategic partnerships. Mr. Graziani has also led technology companies from the pre-revenue stage to significant revenues and scale while serving as CEO of Sand 9 Inc., Vbrick Systems, and Sandburst Inc. These were all early-stage technology companies when he joined them. Earlier in his career, he held positions of increasing responsibility in engineering as well as sales and marketing at Intel, Broadcom, and Siemens Semiconductor. Mr. Graziani holds a Bachelor of Science in Electrical Engineering from The University of New Hampshire and a Masters degree in Electrical Engineering from Northeastern University. Mr. Graziani is located at IDEX America Inc. in Wilmington, Massachusetts.

James A. Simms has served as our Chief Financial Officer since April 2021. Mr. Simms had served as the Chief Financial Officer, Treasurer, and Corporate Secretary of Vicor Corporation since 2008. From 2007 until 2008, he was a Managing Director of Needham & Company, LLC, an investment banking and asset management firm. Mr. Simms received a B.A. from the University of Virginia and an M.B.A. from the University of Pennsylvania’s Wharton School. Mr. Simms is located at IDEX America Inc. in Wilmington, Massachusetts.

Anthony Eaton has served as our Chief Technology Officer since March 2019. Mr. Eaton served as our Vice President of Systems Engineering from February 2017 to February 2019, and our Senior Director of Engineering from August 2016 to January 2017. Before IDEX, he served as Director of System Engineering at Atmel, where he was responsible for building and running the System Engineering function for the MaxTouch Business Unit. Prior to this Mr Eaton held senior engineering roles at NVIDIA, Mirics Semiconductor and Sony Semiconductor. Mr. Eaton holds a First Class Bachelors and Master’s degree in Engineering from Cambridge University, England. Mr. Eaton is located at IDEX Biometrics UK Ltd. in Farnborough, UK.

Board of Directors

Morten Opstad has served as chair of our board of directors since March 1997. Mr. Opstad is a partner in Advokatfirmaet Ræder AS in Oslo, Norway. He has rendered legal assistance with respect to establishing and organizing several technology and innovation companies. He currently serves as chair of the board of Thin Film Electronics ASA. Mr. Opstad holds a legal degree (Cand.Jur.) from the University of Oslo. He was admitted to the Norwegian Bar Association in 1986. Mr. Opstad was born in 1953 and is a Norwegian citizen and resides in Oslo.

Lawrence John (“Larry”) Ciaccia has served as a member of our board of directors since May 2015 and was appointed as Deputy Chair of our board of directors in May of 2019. He has broad expertise from the semiconductor industry. Mr. Ciaccia played a pivotal role in transforming AuthenTec from a start-up into the world’s leading fingerprint sensor supplier, serving as CEO from September 2010 and instrumental in the acquisition of AuthenTec by Apple in October 2012. He remained with Apple through February 2013 to assist in the acquisition integration and transition. Mr. Ciaccia holds a Bachelor of Science in Electrical Engineering from Clarkson University and an M.B.A. from the Florida Institute of Technology. Mr. Ciaccia was born in 1958, is a US citizen and resides in Florida.

Deborah Lee (“Deborah”) Davis has served as a member of our board of directors since May 2015. She is independent of the company’s executive management, material business contacts and the company’s larger shareholders. Ms. Davis holds non-executive director positions at the Boards of International Personal Finance Plc, The Institute of Directors and Diaceutics plc in the UK and is a trustee of Southern African Conservation Trust in South Africa. Prior to this, she held senior executive leadership roles at PayPal, eBay, Verizon and Symantec. Ms. Davis holds a Diploma in Company Direction with distinction from IoD, a Sloan Masters in Science (Management) with Distinction from London Business School and a Bachelor of Applied Science (Electronics) Honours degree from the University of Melbourne. Ms. Davis was born in 1963 and is a dual citizen of the UK and Australia and splits her time across UK, Africa and the Far East.

Hanne Høvding has served as a member of our board of directors since December 2007. She is independent of the company’s executive management, material business contacts and the company’s larger shareholders. Ms. Høvding has a Bachelor’s Degree in Economics and Business Administration from the Norwegian School of Economics and Business Administration. In her professional career Ms. Høvding has held several management positions within personnel administration, finance, credit card administration and debt collection. Ms. Høvding was born in 1954. She is a Norwegian citizen and resides in Oslo.

Annika Olsson has served as a member of our board of directors since May 2021. Ms. Olsson currently serves as the Chief Executive Officer of Express Bank A/S, a Nordic bank that is part of the BNP Paribas Group, a position she has held since March 2020. Prior to being promoted to Chief Executive Officer, Ms. Olsson served as Deputy Chief Executive Officer at Express Bank A/S from 2017 to 2020, and served as Nordic Sales Director from 2010 to 2017. Prior to that, she served as Commercial Director at Resurs Bank, a niche bank and leader in retail finance in the Nordic region. Ms. Olsson has held various executive positions during her 20-year career in the consumer financial services sector. Ms. Olsson is a proven banking professional with extensive European experience, including Denmark, Germany, Norway, and Sweden, with a strong focus on leadership, payment cards, consumer finance, and banking regulation. Ms. Olsson is a Swedish citizen and resides in Copenhagen.

Thomas M. Quindlen has served as a member of our board of directors since May 2021. He has attended as a non-voting observer of our board of directors since October 2020. Mr. Quindlen has worked in the Financial Services industry for 30 years and is now the CEO and EVP of Retail Card, a division of Synchrony, a Fortune 200 company. Formerly, Mr. Quindlen held several leadership roles in GE Capital, the financial services subsidiary of the General Electric Company. Mr. Quindlen holds a bachelor’s in accounting degree from Villanova University. Mr. Quindlen was born in 1962, is a United States citizen and works and resides in Connecticut.

Stephen A. (“Steve”) Skaggs was elected as a member of our board of directors in May 2020. He has served as a member of our board of directors since May 2019. He is independent of the company’s executive management, material business contacts and the company’s larger shareholders. He currently also serves as a non-executive director and audit committee chair of Coherent, Inc., a leading global manufacturer of lasers. Mr Skaggs has more than 25 years of experience in the semiconductor industry, including serving as President, CEO and CFO of Lattice Semiconductor, a supplier of programmable logic devices and related software. Mr Skaggs most recently served as Senior Vice President and CFO of Atmel Corporation, a leading supplier of microcontrollers, prior to its acquisition by Microchip Technology Incorporated in early 2016. Early in his career, he worked for Bain & Company, a global management consulting firm. Mr. Skaggs holds an M.B.A. degree from the Harvard Business School and a B.S. degree in Chemical Engineering from the University of California, Berkeley. Mr. Skaggs was born in 1962, is a United States citizen and works and resides in Oregon. Mr. Skaggs attended ten of the board meetings in the period.

Family Relationships

There are no family relationships between any of the directors. There are no family relationships between any director and any of the senior management of our Company.

Arrangements or Understandings

None of our senior management, directors, or key employees has any arrangement or understanding with our principal shareholder, customers, suppliers, or other persons pursuant to which such senior management, director, or key employee was selected as such.

Foreign Private Issuer Exemption

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with Nasdaq rules, we will comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. While we expect to voluntarily follow most Nasdaq corporate governance rules, we may choose to take advantage of the following limited exemptions:

•	Exemption from filing quarterly reports on Form 10-Q containing unaudited financial and other specified information or current reports on Form 8-K upon the occurrence of specified significant events;

•

Exemption from Section 16 under the Exchange Act, which requires insiders to file public reports of their securities ownership and trading activities and provides for liability for insiders who profit from trades in a short period of time;

•	Exemption from the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of share option plans; and

•	Exemption from the requirement that our audit committee have review and oversight responsibilities over all “related party transactions,” as defined in Item 7.B of Form 20-F.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). We intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, which means that we are permitted to follow certain corporate governance rules that conform to Norwegian requirements in lieu of many of the Nasdaq corporate governance rules. Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

We intend to follow Norwegian corporate governance practices in lieu of Nasdaq corporate governance rules as follows:

•

We do not intend to comply with Nasdaq Rule 5605(b)(1), which requires that our board of directors be comprised of a majority of independent directors. Such requirements are not required under the laws of Norway. However, the Code of Practice recommends that the majority of the board of directors be independent of the company’s executive personnel and material business contacts, and that at least two of the members of the board of directors be independent of the company’s main shareholders. Therefore, we do make an assessment of the independence of our directors under Norwegian corporate governance practices and have concluded that the majority of our directors are independent based upon those standards.

•

We do not intend to follow Nasdaq Rule 5605(d)(1) regarding the compensation committee charter or Nasdaq Rule 5605(d)(2) regarding compensation committee composition. Such requirements are not required under the laws of Norway. However, we do maintain a compensation committee in line with Norwegian law. See the section entitled “Management—Committees of Our Board of Directors—Compensation Committee” for additional information.

•

We do not intend to follow Nasdaq Rule 5605(e)(1)(A) with respect to having director nominees selected by independent directors constituting a majority of our board’s independent directors in a vote in which only independent directors participate or Nasdaq Rule 5605(e)(2) regarding the adoption of a formal written charter or board resolution, as applicable, addressing the nominations process. Such requirements are not required under the laws of Norway. However, we do maintain a nomination committee in line with Norwegian law. The establishment of our nomination committee was resolved by our annual general meeting on May 15, 2012, in accordance with the Code of Practice, and the guidelines for such committee were resolved and adopted by the same annual general meeting, which guidelines address the nominations process, among other things. See the section entitled “Management—Committees of Our Board of Directors—Nomination Committee” for additional information.

•

We do not intend to comply with Nasdaq Rule 5610, which requires disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers.

•

We do not intend to follow Nasdaq Rule 5620(c) regarding quorum requirements applicable to meetings of shareholders. Such quorum requirements are not required under the laws of Norway. In Norway, only a limited number of shareholder decisions require unanimity, which effectively imposes a quorum requirement of 100% on such decisions.

•

We do not intend to follow Nasdaq Rule 5635 regarding shareholder approval requirements in connection with certain corporate actions, such as a change of control of the company. However, under Norwegian law, any issuance of shares requires shareholder approval or must be resolved by the board of directors in accordance with a board authorization from the general meeting of shareholders. Shareholder approval is also required for share-based compensation to the board of directors and certain major agreements between the company and an affiliated party.

We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer. For an overview of differences between corporate governance principles for a Norwegian public limited company such as us and those that are applicable to a Delaware corporation, see “Description of Share Capital and Articles of Association—Comparison of Norwegian Corporate Law and Our Articles of Association and Delaware Corporate Law.”

Composition of our Board of Directors

Our board of directors is currently composed of seven members, all of whom are non-executive directors. As a foreign private issuer, under the listing requirements and rules of Nasdaq, we are not required to have independent directors on our board of directors, except that our audit committee is required to consist fully of independent directors, subject to certain phase-in schedules. Nevertheless, our board of directors has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from, and provided by, each director concerning such director’s background, employment and affiliations, including family relationships, our board of directors has determined that all of our directors, except for Mr. Opstad, qualify as “independent directors” as defined under applicable rules of the Nasdaq Stock Market and the independence requirements contemplated by the Exchange Act. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has had with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our ordinary shares by each non-employee director and his or her affiliated entities (if any).

Furthermore, our board of directors has determined that all of our directors, except for Messrs. Opstad and Ciaccia, are “independent directors” under the criteria of the Norwegian Code of Practice for Corporate Governance dated October 17, 2018, or the Code of Practice. The composition of our board of directors complies with the independence requirements under the Code of Practice, as well as Oslo Børs’ terms of listing. It also meets the Norwegian statutory gender requirements.

Our corporate governance practices were last reviewed and updated in December 2020 in accordance and compliance with the Code of Practice. The Code of Practice stipulates certain compliance and explanatory guidelines. Our board of directors will disclose and explain any deviation from the Code of Practice in our Norwegian annual reports, and our annual reports on Form 20-F to be filed in the U.S. with the SEC. We post our corporate governance statement on our website and in the annual report.

Our Articles of Association provide that the number of directors shall be between three and seven members, as decided at our annual general meeting of shareholders. At the general meeting of shareholders, the board members are elected to serve for a term of two years from the time of election. At our 2021 annual general meeting of shareholders held on May 12, 2021, it was resolved that (i) Mr. Opstad shall continue to serve as chair of our board of directors, (ii) Mr. Ciaccia shall continue to serve as deputy chair of our board of directors, (iii) each of Mses. Davis and Høvding and Mr. Skaggs shall continue to serve as a member of our board of directors, and (iv) Annika Olsson and Tom Quindlen shall serve as members of our board of directors as of June 2021. See “Description of Share Capital and Articles of Association—Articles of Association—Board of Directors.”

Committees of our Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. In addition, we have a nomination committee, which composition and mandate are resolved by our annual general meeting of shareholders.

Audit Committee

Our audit committee consists of Mr. Skaggs and Mses. Høvding and Davis. Mr. Skaggs serves as chair of the audit committee. The audit committee consists exclusively of members of our board who are financially literate, and Mr. Skaggs is considered an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under applicable Nasdaq rules. Our board has determined that all of the members of the audit committee satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act. The audit committee is governed by a charter that complies with the rules of Nasdaq.

The audit committee’s responsibilities include:

•	overseeing accounting and financial reporting processes, systems of internal control, financial statement audits and the integrity of our financial statements;

•

managing the selection, engagement terms, fees, qualifications, independence, and performance of any registered public accounting firm engaged as our independent outside auditor for the purpose of preparing or issuing an audit report or performing audit services, recommending appointment or retention of any such firm to our board of directors and approving any non-audit services to be provided by such firm;

•

reviewing and discussing with management and our independent auditors any financial statements, reports or disclosures required by applicable law and stock exchange listing requirements and any other financial information issued by us;

•	overseeing the design, implementation, organization and performance of our internal control over financial reporting and our internal audit function (if and when applicable);

•	overseeing procedures for reviewing, retaining and investigating complaints regarding accounting, internal accounting controls, or auditing matters;

•	reviewing and approving any related party transactions;

•	helping our board oversee legal and regulatory compliance, including risk assessment; and

•	providing regular reports and information to our board.

Compensation Committee

Our compensation committee, which consists of Ms. Davis and Mr. Ciaccia, assists the board of directors in determining executive officer compensation. Ms. Davis serves as chair of the compensation committee.

The compensation committee’s responsibilities include advising the board on matters such as:

•	setting a compensation policy that is designed to promote our long-term success;

•	ensuring that the overall compensation of employees are in alignment with both their individual performance and their contribution to our overall results, and consistent across the company;

•

determining the design of, and targets for, any performance related pay plans operated by our Company for the Chief Executive Officer and the Chief Executive Officer’s direct reports and make a recommendation regarding the total annual payments made under such schemes;

•	if applicable, recommending the policy for, and scope of, retirement fund arrangements for the CEO and executive team;

•	investigating any compensation or other payment-related condition which it deems appropriate to investigate, and making recommendations to the Board as it may deem appropriate;

•	reviewing the design of all share incentive plans to ensure compliance with relevant legislation and good compensation practice, and propose any changes; and

•

analyze appropriate data from comparator companies to review senior executive compensation and related policies to support strategy, culture and promote long term sustainable success, and propose any changes.

Nomination Committee

In compliance with the regulations in Norway, we do not have a nomination committee formed from our board of directors. The duties of our nomination committee, election of the chair and members of the nomination committee, and the committee’s compensation are determined and approved at our general meetings of shareholders. The requirement to form a nomination committee is set out in our Articles of Association as recommended by the Code of Practice. Our nomination committee consists of Robert N. Keith, Håvard Nilsson and Harald Voigt. Mr. Keith serves as chair of the nomination committee. The nomination committee’s primary duties include proposing candidates for election to the board of directors and nomination committee, and proposing the fees to be paid to members of these bodies.

In addition, the nomination committee’s responsibilities include:

•

regularly reviewing the structure, size and composition (including the skills, knowledge, experience and diversity) required of our board of directors compared to its current position and making recommendations to the shareholders for approval at our general meetings with regard to any changes;

•	determining the qualities and experience required of our directors and identifying suitable candidates, assisted where appropriate by recruitment consultants;

•	formulating plans for succession for directors, and in particular for the key role of chair;

•

assessing the re-appointment of any director at the conclusion of his or her specified term of office, having given due regard to the director’s performance and ability to continue to contribute to our board of directors in the light of the knowledge, skills and experience required; and

•

assessing the re-election by shareholders of any director, having due regard to his or her performance and ability to continue to contribute to our board of directors in the light of the knowledge, skills and experience required and the need for progressive refreshing of the board of directors.

Code of Conduct and Code of Ethics

We revised our Code of Conduct and Code of Ethics on December 21, 2020, to cover a broad range of matters including the handling of conflicts of interest, compliance issues and other corporate policies such as equal opportunity and non-discrimination standards. Our Code of Conduct is available on our website at www.idexbiometrics.com.

Compensation of Executive Officers and Directors

In the year ended December 31, 2020, the aggregate compensation accrued or paid to the members of our board of directors and our executive officers for services in all capacities was $3.1 million.

Executive Officer Compensation

Guidelines for Compensation of Officers

Our compensation of officers includes a basic salary and other standard benefits. Performance-based cash bonus and incentive subscription rights may supplement the salary. Cash bonus plans are limited to fixed amounts or fixed percentage of base salary. The highest bonus plan for any officer is currently limited to a maximum of 40 percent of base salary, and bonus plan for our Chief Executive Officer is currently limited to a maximum of 70 percent of base salary. All components of the compensation of our officers, whether fixed or variable, shall reflect the responsibility and performance of such officer from time to time.

The base salary of our officers is evaluated annually, and our bonus plan cycle is from January 1 to December 31. Officers are enrolled in the same pension and other benefit schemes that we offer to other employees, to the extent available in their home country. The board of directors has the authority to determine the salary, maximum bonus and other compensation for the Chief Executive Officer. Our Chief Executive Officer in turn determines the salary and other compensation of all other employees, within the applicable framework set by our board. All share-based compensation programs must be authorized by the shareholders in a general meeting. We do not provide any post-employment compensation beyond conventional notice periods of 3 to 6 months, or such shorter notice period as applicable.

We have not made any advance payments or issued loans to, or guarantees in favor of, any members of the management.

Share-Based Compensation of Officers

All share-based compensation programs must be authorized by the shareholders in a general meeting We have in place a subscription rights incentive program, which is renewed on an annual basis, whereby independent subscription rights are issued to employees, including our executive officers, and to individual contractors performing similar work. Under the Companies Act, such subscription rights have a maximum duration of five years from the date of the general meeting of shareholders approving the program. To enable a four-year vesting schedule, we renew our subscription rights incentive plans each year at the annual general meetings, whereby the preceding plan is closed for new grants when the new plan takes effect. The maximum number of subscription rights that may be issued under each annual plan, and all plans collectively, may not exceed 10% of our company’s share capital.

At our annual general meeting held on May 12, 2021, our shareholders adopted the 2021 Subscription Rights Incentive Plan, or the 2021 Plan. As a result, each of our previous incentive plans adopted in 2016, 2017, 2018, 2019 and 2020 ceased to be available for future issuance as of such date.

We periodically grant subscription rights to employees and consultants to enable them to share in our successes and to reinforce a corporate culture that aligns their interests with that of our shareholders. As of March 31, 2021, subscription rights to purchase 56,304,209 ordinary shares were outstanding.

In 2020, we established a 2020 Employee Share Purchase Plan, or the 2020 ESPP, to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. Our employees, including executive officers, are eligible to participate in such plan. The 2020 ESPP ends on September 30, 2021.

The 2021 annual general meeting approved a similar Employee Share Purchase Plan, or the 2021 ESPP. The 2021 ESPP was same as the 2020 ESPP only that it is based on two contribution periods a year, lasting six months (i.e. March-August, September-February). The 2021 ESPP closes on September 30, 2022. See “—Equity Incentive Plans” below.

Executive Officer Compensation for the Year Ended December 31, 2020

During the year ended December 31, 2020, our executive officers had performance-based compensation programs and amounts paid to provide pension and healthcare benefits. The compensation of our Chief Executive Officer was proposed by the compensation committee and determined by our board of directors.

During the year ended December 31, 2020, subscription rights to purchase 6,125,000 ordinary shares were awarded to our current executive officers. None of our executive officers exercised any subscription rights during the year ended December 31, 2020.

Beginning in March 2020, due to uncertainty surrounding COVID-19, the executive officers of the Company took a temporary 30% reduction in base salary. Salaries were restored to their normal rates in June 2020.

The following table sets forth the compensation paid to our executive officers during the year ended December 31, 2020:

In thousands ($)	Salary	Cash Bonus Paid	Other Benefits	Pension Contribution	Share-Based compensation(1)	Total
Vincent Graziani(2) Chief Executive Officer	312	—	23	—	120	455
Derek P. D’Antilio(3) Chief Financial Officer	279	18	25	—	84	406
Anthony Eaton Chief Technology Officer	220	24	1	13	132	390
Stanley A. Swearingen(4) Executive Vice President of Advanced Technology and Strategy	227	92	23	—	677	1,019
Total	1,038	134	72	12	1,013	2,270

(1)

The amount represents the amortized cost in the year under IFRS 2 share-based payments, for incentive subscription rights as well as the cost of ESPP. The amortized cost of subscription rights is based on an upfront option value calculation and does not represent any gain from the subscription rights. Gain, if any, is reported separately in the year of exercise.

(2)	Mr. Graziani has served as our Chief Executive Officer since February 27, 2020.
(3)	Mr. D’Antilio tendered his resignation effective April 23, 2021.
(4)

Mr. Swearingen served as our Chief Executive Officer until February 27, 2020, following which he ceased to be an executive officer, but continued to serve as our Executive Vice President of Advanced Technology and Strategy. The amounts are the full year compensation amounts.

The following table sets forth the subscription rights granted to our executive officers during the year ended December 31, 2020:

	Grant date	Number of subscription rights	Exercise price NOK per share
Vincent Graziani(1) Chief Executive Officer	February 26, 2020	5,000,000	1.11
Derek P. D’Antilio(2) Chief Financial Officer	—	—	—
Anthony Eaton(3)(5) Chief Technology Officer	June 17, 2020	1,125,000	1.71
Stanley A. Swearingen(4)(5) Executive Vice President of Advanced Technology and Strategy	June 17, 2020	6,815,000	1.71

(1)

Mr. Graziani has served as our Chief Executive Officer since February 27, 2020. The board granted subscription rights to purchase 5,000,000 shares on such date in connection with Mr. Graziani’s appointment. As of December 31, 2020, Mr. Graziani held subscription rights to purchase an aggregate of 5,000,000 shares.

(2)	As of December 31, 2020, Mr. D’Antilio held subscription rights to purchase an aggregate of 2,000,000 shares. Mr. D’Antilio tendered his resignation effective April 23, 2021.
(3)	As of December 31, 2020, Mr. Eaton held subscription rights to purchase an aggregate of 1,452,800 shares.
(4)

Mr. Swearingen served as our Chief Executive Officer until February 27, 2020, following which he ceased to be an executive officer, but continued to serve as our Executive Vice President of Advanced Technology and Strategy.

(5)	This grant on June 17, 2020, was made against cancellation of a corresponding number of subscription rights granted during the period from 2016 to 2018.

As of December 31, 2020, the aggregate number of outstanding subscription rights to purchase ordinary shares held by our then-current officers, including their close associates, was 8,452,800, representing 1.02% of our share capital.

The grants set forth in the table above were made under our 2020 and 2019 subscription rights incentive plans as resolved at the annual general meetings on May 15, 2020 and May 9, 2019, respectively. Unless specifically resolved otherwise, 25% of the subscription rights vest each year. The grants effective June 17, 2020 vest by 1/3 each year. The subscription rights expire on May 15, 2025 and May 9, 2024.

At our annual general meeting held on May 15, 2020, it was resolved that, subject to offer from the Company, our employees may elect to receive part of their compensation in the form of ordinary shares in lieu of cash. If so elected, the employee may purchase our ordinary share at a 15% discount. On July 1, 2020, 59 employees received an aggregate of 4,318,523 shares in lieu of cash incentive compensation of $0.6 million. The shares are subject to a 6-month lock-up period. Messrs. D’Antilio, Eaton and Swearingen acquired 136,479 shares, 181,041 shares and 718,464 shares, respectively, through this program.

Our executive officers may also participate in the 2020 ESPP, on the same terms as all other employees in their home country. On December 1, 2020, Messrs. Graziani, D’Antilio, Eaton and Swearingen acquired 125,239 shares, 70,447 shares, 38,534 shares, and 31,112 shares, respectively, through the 2020 ESPP. On March 1, 2021, Messrs. Graziani, D’Antilio and Eaton acquired 23,093 shares, 57,960 shares, and 2,989 shares respectively, through the 2020 ESPP.

Director Compensation

Our chair and members of our board of directors receive board compensation in arrears, as determined annually at the annual general meeting. At our 2020 annual general meeting of shareholders held on May 15, 2020, it was resolved that the annual board compensation is $34,090 per board member for the period from the date of the 2019 annual general meeting until the date of the 2020 annual general meeting. The chair of our board received an additional amount of $8,522. Each of the compensation committee members received $6,818 in addition to the board compensation and the chair of the compensation committee received a further supplement of $1,704. At our 2021 annual general meeting, it was resolved that the annual board compensation is $51,018 per board member for the period from the date of the 2020 annual general meeting until the date of the 2021 annual general meeting. The chair of our board received an additional amount of $10,203. Each of the compensation committee members, excluding the chair, received $10,203 and the chair of the compensation committee received $15,006. Each audit committee member, excluding the chair, received $3,001 and the chair of the audit committee received $10,203.

Members of our board of directors had an option to receive all or part of their respective board compensation in the form of shares in our company. The following compensation was paid in shares on 26 May 2021:

Mr. Ciaccia acquired 143,458 shares with a purchase price of NOK 0.15 per share, in lieu of $32,174 of his total board compensation. Mr. Ciaccia received the remainder of $32,174 in cash.

Mr. Quindlen acquired 138,981 shares with a purchase price of NOK 0.15 per share, in lieu of $31,152 of his total board compensation. Mr. Quindlen received the remainder of $2,526 in cash.

Mr. Skaggs acquired 253,144 shares with a purchase price of NOK 0.15 per share, in lieu of $56,770 of his total board compensation. Mr. Skaggs received the remainder of $4,570 in cash.

The following table sets forth the compensation paid to our directors in 2020 for service on our board of directors in the period between May 2019 and May 2020:

Name	Cash Compensation	Share-based Compensation	Total
In thousand
Board Members:
Morten Opstad	$40	$—	$40
Lawrence John Ciaccia	38	—	38
Deborah Davis	10	36	46
Hanne Høvding	32	—	32
Stephen A. Skaggs	4	34	38
Board Observer:
Thomas M. Quindlen (1)	—	—	—

(1)	Mr. Quindlen has served as non-voting observer of our board of directors since October 2020.

The following table sets forth the compensation paid to our directors in May 2021 for service on our board of directors in the period between May 2020 and May 2021:

Name	Cash Compensation	Share-based Compensation	Total
In thousand
Board Members
Morten Opstad, chair	$61		$61
Lawrence John Ciaccia, deputy chair (1)	32	40	72
Deborah Davis (2)	69		69
Hanne Høvding (3)	61		61
Annika Olsson (4)
Thomas M. Quindlen	3	39	41
Stephen Andrew Skaggs (5)	5	71	76

(1)	Mr. Ciaccia is member of the Compensation Committee
(2)	Ms. Davis is chair of the Compensation Committee, and member of the Audit Committee
(3)	Ms. Høvding is member of the Audit Committee
(4)	Ms. Olsson was elected to the board on May 12, 2021
(5)	Mr. Skaggs is chair of the Audit Committee

Our board of directors do not participate in any performance-related incentive schemes, nor do they receive any benefits in connection with their board services other than reimbursement of travel costs for attendance at meetings of our board of directors.

Share-Based Compensation of Directors

Our 2020 annual general meeting held on May 15, 2020, as well as the 2021 annual general meeting held on May 12, 2021, approved an option to the board members to take their compensation in connection with board services in full or in part in shares, as described above.

We do not grant subscription rights to members of our board of directors in their capacity as directors pursuant to our subscription rights incentive plans, which practice is in line with the recommendations in the Code of Practice. We have granted Mr. Ciaccia subscription rights to purchase 600,000 ordinary shares as compensation for certain consulting services he provided to us. See “Item 7. Major Shareholders and Related Party Transactions—Arrangements with Our Board of Directors.” Pursuant to the resolution by our board of directors adopted on October 2, 2020, Mr. Ciaccia exchanged his subscription rights to purchase the 600,000 ordinary shares in full for new subscription rights under the 2020 Plan. For clarity, said subscription rights were granted to Mr. Ciaccia in his capacity as an adviser to our company and not as a board member.

Equity Incentive Plans

2021 Subscription Rights Incentive Plan

At our annual general meeting held on May 12, 2021, our shareholders adopted the 2021 Subscription Rights Incentive Plan, or the 2021 Plan, to enable our company to offer employees (including any officers) and individual contractors (including any directors, consultants and advisors) equity interests in our company, thereby helping to attract, retain and motivate such persons to exercise their best efforts on behalf of our company. In the past, we have adopted an annual subscription rights incentive plan in each of 2016, or the 2016 Plan, 2017, or the 2017 Plan, 2018, or the 2018 Plan, 2019, or the 2019 Plan, and 2020, or the 2020 Plan, or collectively, the Previous Plans. Each of these previous incentive plans ceased to be available for future issuance immediately prior to the time that the next annual plan became effective.

Our 2021 Plan provides for the grant of awards of share options (also known as “subscription rights” in Norway), including (i) incentive share options within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, (ii) nonstatutory share options and (iii) independent subscription rights within the meaning of Section 11-12 of the Public Limited Companies Act of the Kingdom of Norway dated June 13, 1997, as amended, or the PLCA, or, if permitted by applicable law and our shareholders, any other appreciation-based incentive as may be designated by our board of directors. The maximum number of shares that may be issued under the 2021 Plan may not exceed 91,672,048 shares; provided, however, that the maximum number of shares that may be outstanding under all the plans may not exceed 10 % of the total authorized number of shares of our company at any given time. As of March 31, 2021, subscription rights to purchase 56,304,209 shares, at exercise prices ranging from NOK 0.15 to NOK 8.42 per share, or a weighted average exercise price of NOK 1.83 per share, were outstanding under all subscription rights incentive plans.

The subscription rights granted under our 2021 Plan generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change of control events. The subscription rights generally vest 25% each year, beginning one year after the vesting commencement date, being the latest of the following dates preceding a grant: (i) January 15, (ii) April 15, (iii) July 15 or (iv) October 15. In case the subscription right holder resigns or is terminated, without cause, he or she will be entitled to exercise, within 90 days after end of employment or service, the subscription rights that were vested at the end of the employment or service notice period. Our board of directors may determine an accelerated vesting schedule, if deemed appropriate. The 25% per year vesting is chosen as it balances the short-term incentives and the long-term attractiveness. In case the subscription right holder is terminated for cause, all non-exercised subscription rights will be cancelled. The subscription rights are non-assignable other than by will or by the laws of descent and distribution. The terms and conditions for vesting and exercise of subscription rights under the Previous Plans are substantially the same as the terms and conditions under the 2021 Plan.

Upon vesting, each subscription right entitles the holder to demand the issuance of one share in our company. As consideration for the shares to be issued upon exercise of the subscription rights issued under the 2021 Plan, the holder of such subscription rights shall pay to us a price per share, which at least shall equal the greater of (i) the average closing price of our shares, as traded on Oslo Børs, over a period of 10 (ten) trading days immediately preceding the date of grant of such subscription rights, and (ii) the closing price of our shares, as traded on Oslo Børs, on the trading day immediately preceding the date of grant of such subscription rights. Under certain circumstances, the price per share of such subscription rights may be lower than stated above, as long as it is not less than the par value per share of our shares at any given time. The maximum number of shares that may be issued with a lower price per share shall not exceed 9,167,204 shares. The subscription rights under the 2021 Plan will expire five years after the resolution by our 2021 annual general meeting resolving the 2021 Plan.

2021 Employee Share Purchase Plan

The 2021 Employee Share Purchase Plan, or 2021 ESPP, was adopted at our annual general meeting held on May 12, 2021. The purpose of the ESPP is (a) to attract, retain and motivate individual service providers by providing them the opportunity to acquire an equity interest in us and (b) align their interests and efforts with the long-term interests of our stockholders. Our ESPP has three components: (i) a U.S. component intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code for U.S. employees, (ii) a UK component applicable to UK employees and (iii) a general component applicable to all employees outside the United States and United Kingdom. The ESPP authorizes the issuance of shares of our share capital under purchase rights granted to our employees or to employees of any of our designated affiliates up to a nominal value of NOK 6,875,403.63, representing 5% of our share capital at the time of our 2021 annual general meeting. As of May 26, 2021, 45,836,024 shares of our share capital remain available for future issuance under the 2021 ESPP.

The 2021 ESPP is structured around two contribution periods a year, each starting on the first day of the calendar month following each planned disclosure of a quarterly report of the company, and lasts for the following six months (i.e. March-August, September-February). During each contribution period, a fixed amount (up to 20% of the employee’s gross base salary) is withdrawn from the employee’s salary. The employee may sign up to participate in the 2021 ESPP from the date of a public disclosure of a quarterly report until the beginning of the contribution period. Unless the employee explicitly withdraws from the 2021 ESPP, the employee’s participation in the plan is automatically renewed for the same amount for subsequent contribution periods. The subscription price per share is equal to the lowest of 85% of i) the closing price of our shares, as traded on Oslo Børs, on the first day of the contribution period, and ii) the closing price of our shares, as traded on Oslo Børs, on the last trading day of the contribution period. Payment of the subscription amount is made by withdrawals from the amount withdrawn from the employees’ salary. The shares will be issued after the end of each contribution period. The 2021 ESPP closes on September 30, 2022.

The 2020 annual general meeting approved a similar Employee Share Purchase Plan, or the 2020 ESPP. The 2020 ESPP was same as the 2021 ESPP only that it is based on four contribution periods a year, lasting three months (i.e. March-May, June-August, September-November, and December-February). The 2020 ESPP closes on 30 September 2021. As of May 26, 2021, 33,311,340 shares of our share capital remain available for future issuance under the 2020 ESPP.

Limitations on Liability and Indemnification Matters

To the extent permitted by the Companies Act, we are empowered by the general meeting of shareholders to indemnify our directors against any liability to third parties that they incur by reason of their directorship. We maintain directors’ and officers’ insurance to insure such persons against certain liabilities. We entered into an indemnity agreement with each of our directors and executive officers in connection with the listing of our ADSs on Nasdaq. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our board, executive officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RELATED PARTY TRANSACTIONS

Since January 1, 2018, we have engaged in the following transactions with our directors, executive officers or holders of more than 5% of our outstanding share capital and their affiliates, which we refer to as our related parties.

Agreements with Our Executive Officers and Directors

We have entered into service contracts with certain of our executive officers. These agreements contain customary provisions and representations, including confidentiality, non-competition, non-solicitation and inventions assignment undertakings by the executive officers. However, the enforceability of the non-competition provisions may be limited under applicable law. Further, we have granted share-based awards to certain of our directors and executive officers. See “Management—Compensation of Executive Officers and Directors.”

Indemnification Agreements

We entered into an indemnity agreement with each of our directors and executive officers in connection with the listing of our ADSs on Nasdaq. The indemnity agreement requires us to indemnify our directors and executive officers to the fullest extent permitted by law. See “Management—Insurance and Indemnification.”

Capital Increases

In February 2019, we completed a capital increase, by issuing an aggregate of 53,437,500 ordinary shares to certain existing shareholders, members of our management team and our board of directors, including the then Chief Executive Officer, the then Chief Financial Officer, and the chair of our board of directors, subscribing for 250,000, 100,000 and 100,000 shares, respectively, for gross proceeds of approximately $25.0 million.

In December 2019, we completed a capital increase, by issuing an aggregate of 120,000,000 ordinary shares to a number of shareholders, including Robert N. Keith subscribing for 60,000,000 shares and Sundt AS subscribing for 15,000,000 shares, for gross proceeds of approximately $9.9 million.

In May 2020, we completed a capital increase, by issuing an aggregate of 65,341,413 ordinary shares to existing and new shareholders, including a close associate of Robert N. Keith, subscribing for 11,100,000 shares, and Sundt AS, subscribing for 19,000,000 shares, for gross proceeds of approximately $10.2 million.

In July, 2020, we issued 4,318,523 ordinary shares to employees who elected to receive shares in lieu of cash incentive payment amounting to $0.6 million. Among such employees, our Chief Financial Officer, Derek D’Antilio, acquired 136,479 shares, and our Chief Technology Officer, Anthony Eaton, acquired 181,041 shares.

In November 2020, we completed a capital increase, by issuing an aggregate of 42,528,181 ordinary shares to Norwegian and international investors, including certain existing shareholders, members of our management team and our board of directors, for gross proceeds of approximately $7.8 million. Messrs. Graziani, D’Antilio and Eaton from our management team subscribed for 150,000, 125,000, 30,000 shares, respectively. Members of our board of directors, Messrs. Opstad, Ciaccia and Skaggs, and Mses. Davis and Høvding, subscribed for 100,000, 150,000, 100,000, 50,000 and 25,000 shares, respectively.

In December 2020, we issued 1,527,917 ordinary shares to employees pursuant to our Employee Share Purchase Plan, raising $0.2 million. Among such employees, our Chief Executive Officer, Vince Graziani, acquired 125,239 shares, our Chief Financial Officer, Derek D’Antilio, acquired 70,447 shares, our Chief Technology Officer, Anthony Eaton, acquired 38,534 shares, and our Executive Vice President of Advanced Technology and Strategy, Stanley A. Swearingen, acquired 31,112 shares.

In February 2021, we completed a capital increase, by issuing an aggregate of 83,214,674 ordinary shares to Norwegian and international investors, including Mr. D’Antilio, our Chief Financial Officer, subscribing for 76,000 shares, for gross proceeds of approximately $27.2 million.

In March 2021, we issued 1,060,179 ordinary shares to employees pursuant to our Employee Share Purchase Plan, raising $0.2 million. Among such employees, our Chief Executive Officer, Vince Graziani, acquired 23,093 shares, our Chief Financial Officer, Derek D’Antilio, acquired 51,960 shares, and our Chief Technology Officer, Anthony Eaton, acquired 2,989 shares.

Arrangements with Our Board of Directors

Mr. Opstad, the chair of our board of directors, is a partner at Advokatfirmaet Ræder AS, or Ræder, our Norwegian counsel. Ræder provides legal services to our company. In addition, Mr. Opstad provides certain business and management services to us that are not typical board functions pursuant to an executive function agreement, dated January 30, 2018, by and among Mr. Opstad, IDEX Biometrics ASA and Ræder. Such services include, among other things, shareholder contact, strategic discussions with existing and prospective partners, customers and suppliers, organizational issues, and other projects from time to time. As consideration for such services, Mr. Opstad is entitled to receive a fee per hour at the same level as partners at Ræder invoice us, and such fee is invoiced by Ræder. We paid Ræder for its services in the amount of $0.5 million, $0.5 million and $0.3 million for the years ended December 31, 2020, 2019 and 2018, respectively. The amounts in 2019 included, among other assignments, prospectus, ongoing assistance with various actual and contemplated business agreements and certain employment agreements. The amount in 2020 included, among other assignments, support to several private placements of shares.

Larry Ciaccia, the deputy chair of our board of directors, is the principal owner of Black River Advisors LLC, or Black River. On November 1, 2013, Black River entered into a service agreement with us, pursuant to which Black River assigned Mr. Ciaccia to provide certain consulting services to us in the areas of fingerprint imaging and recognition technology. Mr. Ciaccia has also served on our strategy advisory council, effective January 2014. The terms and conditions of this agreement apply solely to Mr. Ciaccia in his capacity as the principal of Black River. Under this agreement, Mr. Ciaccia is entitled to receive $50,000 per annum for the consulting services and $15,000 per annum for services performed by Mr. Ciaccia as a member of our strategy advisory council. In addition, Mr. Ciaccia is entitled to receive grants of subscription rights to purchase our ordinary shares in such amount and on such terms as may be agreed by the parties and approved by our board of directors. For each of the years ended December 31, 2020, 2019 and 2018, we paid Mr. Ciaccia $65,000 under this agreement. We also granted Mr. Ciaccia subscription rights to purchase 600,000 ordinary shares on August 15, 2018 pursuant to the 2018 Plan. The exercise price of the subscription rights is NOK 5.10 per share. The 2018 subscription rights were cancelled and we made a replacement grant of the same quantity effective 17 June 2020 at subscription price NOK 1.71 per share. Such subscription rights vest by 1/3 annually over three years and expire on 15 May 2025. Either party may terminate the agreement upon a 90-day written notice.

Andrew MacLeod, a former member of our board of directors, provided consulting services to us from February 2016 through March 2019, for which he received approximately $73,000 in 2018 and $26,000 in 2019. His service agreement with us terminated on March 27, 2019. Mr. MacLeod left our board of directors on May 9, 2019.

Related Party Transactions Policy

We comply with Norwegian law regarding approval of transactions with related parties. We have adopted a Code of Conduct and Code of Ethics that sets forth our procedures for the review and approval or ratification of any not immaterial related party transactions. A related party is (i) any executive officer or director, (ii) a shareholder, a shareholder’s parent company or other beneficial owner who holds more than 5% of any class of our voting securities, and (iii) other persons as defined in the Norwegian Accounting Act and regulations promulgated thereunder and (iv) any of the immediate family members and any entity owned or controlled by such legal or natural persons as mentioned in the foregoing clauses.

Under the Code of Conduct and Code of Ethics and related policies, if a transaction is identified as a related party transaction, including any transaction that was not a related party transaction when originally consummated or any transaction that was not initially identified as a related party transaction prior to consummation, it would be subject to approval by our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification.

In addition, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

In considering related party transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

All of the transactions described above were entered into prior to the adoption of the written policy, but all were approved by our board of directors to the extent required by, and in compliance with, Norwegian law.

Material transactions under which the fair market value of the obligations of the company at the time of conclusion exceeds 2.5% of the balance sheet amount of our last approved annual financial statement, which do not form part of the company’s ordinary course of business, shall be approved by the general meeting of shareholders. In assessing whether such threshold is met, all related party transactions in the same financial year shall be summarized.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of May 26, 2021 by:

•	each person, or group of affiliated persons, that beneficially owns 5% or more of our outstanding ordinary shares;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares that can be acquired within 60 days of May 26, 2021. Percentage ownership calculations are based on 917,256,068 ordinary shares issued and outstanding as of May 26, 2021, plus, consistent with SEC rules on disclosure of beneficial ownership, ordinary shares that each security holder has the ability to acquire within 60 days of May 26, 2021.

Except as otherwise indicated, all of the ordinary shares reflected in the table are ordinary shares and all persons listed below have sole voting and investment power with respect to the ordinary shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Except as otherwise indicated in the table below, addresses of the directors, executive officers and named beneficial owners are care of IDEX Biometrics ASA, Dronning Eufemias gate 16, NO-0191 Oslo, Norway.

Name of Beneficial Owner(1)	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Beneficially Owned
5% or Greater Shareholders:(2)(3)
Robert Keith(4)	184,441,174	20.06%
Société Générale(5)	72,660,606	7.90
Sundt AS(6)	62,548,398	6.80
Goldman Sachs International(7)	59,623,073	6.49
Sundvall Holding AS(8)	56,964,051	6.20
Executive Officers:
Vincent Graziani(9)	2,060,239	*
James A. Simms	0	*
Anthony M. Eaton(11)	706,525	*
Board of Directors:
Morten Opstad(13)	7,398,916	*
Lawrence John Ciaccia(14)	615,021	*
Deborah Lee Davis(15)	564,479	*
Hanne Høvding(16)	487,778	*
Annika Olsson	0	*
Thomas M. Quindlen(18)	413.981	*
Stephen A. Skaggs(17)	1,018,053	*
All current directors and executive officers as a group (10 persons)	13,523,024	1.47

*	Represents beneficial ownership of less than one percent.

(1)

Beneficial ownership presented in this table is determined in accordance with the rules of the SEC, which differ from local rules in Norway. Pursuant to the Norwegian Securities Trading Act dated June 29, 2007 no.75, or the STA, our shareholders are required to immediately and simultaneously notify us and the Oslo Stock Exchange when the shareholder’s stake reaches, exceeds or falls below the thresholds of 5%, 10%, 15%, 20%, 25%, 1/3, 50%, 2/3 or 90% of the share capital or voting rights of our company. Shares held, acquired or disposed of by close associates, as such term is defined in section 2-5 of the STA, are regarded as equivalent to the acquirer’s or disposer’s own shares.

(2)	Société Générale and Goldman Sachs International are nominee shareholders. We are not aware of the number or identity of any beneficial owners of shares held by said nominees.
(3)

On December 16, 2019, Schroder, plc. notified Oslo Bors pursuant to the STA that it held 50,030,909 shares in our company as of such date, representing approximately 6.97% of the total number of outstanding shares as of such date. Such shares are held through one or more nominee shareholders. On February 16, 2021, Schroder, plc. further notified Oslo Bors that its holding in our company decreased to 45,030,909 shares, representing approximately 4.92% of our share capital as of such date.

(4)

Pursuant to the STA, Mr. Keith reported to the Oslo Stock Exchange that, as of November 6, 2019, November 27, 2019, December 13, 2019, February 16, 2021, and May 18, 2021, Mr. Keith, and together with his close associates, as such term is defined in section 2-5 of the STA, collectively held 70,125,492, 110,130,006, 145,659,467, 166,659,914 and 184,441,174 shares in our company, respectively, representing 11.73%, 16.85%, 20.29%, 18.21% and 20.11% of the total number of our outstanding shares as of the respective date. See also “Related Party Transactions—Capital Increases.”

(5)	The principal business address for Société Générale is 29 Boulevard Haussmann, 75009 Paris, France.
(6)	The principal business address for Sundt AS is Dronningen 1, 0287 Oslo, Norway.
(7)	The principal business address for Goldman Sachs International is Peterborough Court, 133 Fleet Street, London EC4A 2BB, United Kingdom.
(8)	The principal business address for Sundvall Holding AS is Strømsveien 314B, 1081 Oslo, Norway.
(9)	Represents 983,332 ordinary shares held by Mr. Graziani and 1,250,000 ordinary shares issuable pursuant to subscription rights that are exercisable or settled within 60 days of May 26, 2021.
(11)

Consists of 252,564 ordinary shares and 538,900 ordinary shares issuable pursuant to subscription rights that are exercisable or settled within 60 days of May 26, 2021 that are held of record by Mr. Eaton.

(13)	Represents 7,398,916 ordinary shares held by Mr. Opstad as of May 26, 2021.
(14)	Represents 415,021 ordinary shares held by Mr. Ciaccia and 200,000 ordinary shares issuable pursuant to subscription rights that are exercisable or settled within 60 days of May 26, 2021.
(15)	Represents 564,479 ordinary shares held by Ms. Davis as of May 26, 2021.
(16)	Represents 487,778 ordinary shares held by Ms. Høvding as of May 26, 2021.
(17)	Represents 1,018,053 ordinary shares held by Mr. Skaggs as of May 26, 2021.
(18)	Represents 413,981 ordinary shares held by Mr. Quindlen as of May 26, 2021.

SELLING SHAREHOLDER

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of May 26, 2021 by each of our other shareholders who is a Selling Shareholder hereunder. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares that can be acquired within 60 days of May 26, 2021. Percentage ownership calculations are based on 917,256,068 ordinary shares issued and outstanding as of February 18, 2021, plus, consistent with SEC rules on disclosure of beneficial ownership, ordinary shares that each security holder has the ability to acquire within 60 days of May 26, 2021, due to outstanding equity interests becoming vested or exercisable. Of the 917,256,068 ordinary shares issued and outstanding as of May 26, 2021, 60,000,000 shares have been registered by and will be freely tradeable in the United States, and of the remaining 857,256,068 shares, 447,752,426 are held by non-affiliates and will also be freely tradeable in the United States. The percentage of ordinary shares beneficially owned shown on the table reflect these incremental ordinary shares that a security holder has the ability to acquire within the time frame noted. To the extent that any shareholder is a Selling Shareholder who sells ADSs representing its ordinary shares following registration pursuant to the registration statement of which this prospectus forms a part or otherwise, the shareholder’s percentage ownership will decrease accordingly.

The Selling Shareholder identified herein is offering his securities in order to create a public trading market for our equity securities in the United States and to satisfy certain listing requirements of the Nasdaq Capital Market on which our equity securities have been approved for listing. The Selling Shareholder is not obligated to resell his shares in the United States either pursuant to Nasdaq’s requirements or the registration statement of which this prospectus forms a part. The Selling Shareholder may, or may not, elect to dispose of Registered Shares represented by ADSs as and to the extent that he may individually determine.

Except as otherwise indicated in the table below, addresses of the directors, executive officers and named beneficial owners are care of IDEX Biometrics ASA, Dronning Eufemias gate 16, NO-0191 Oslo, Norway.

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Beneficially Owned	Number of Ordinary Shares being Registered	Pro Forma Potential Number of Ordinary Shares Beneficially Owned Following the Offering(1)	Pro Forma Potential Percentage of Ordinary Shares Beneficially Owned Following the Offering(1)
5% or Greater Shareholder:
Robert Keith	184,441,174	20.11%	60,000,000	124,441,174	13.57%

(1)

Unlike an initial public offering, any sale by the Selling Shareholder of the Registered Shares represented by ADSs is not being underwritten by any investment bank. The Selling Shareholder may or may not elect to dispose of Registered Shares represented by ADSs as and to the extent that they may individually determine. Such sales, if any, will be made through brokerage transactions on Nasdaq or other securities exchanges in the United States at prevailing market prices, and the post-offering ownership figures in these columns represent the lowest level of ownership that would exist if the Selling Shareholder sold 100% of the Registered Shares owned by them, which may or may not happen.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

Introduction

Set forth below is a summary of certain information concerning our share capital as well as a description of certain provisions of our Articles of Association and relevant provisions of the Norwegian Public Limited Companies Act dated June 13, 1997 no. 45, as amended from time to time, or the Companies Act. The summary below contains only material information concerning our share capital and corporate status and does not purport to be complete and is qualified in its entirety by reference to the Articles of Association, which are incorporated by reference as Exhibit 1.1 of the Company’s Annual Report on Form 20-F, which is incorporated by reference herein and applicable Norwegian law. We encourage you to read the Articles of Association carefully. Further, please note that holders of our ADSs will not be treated as one of our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the registered holder of the ordinary shares underlying our ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs.

General

We were incorporated as a public limited company under the laws of Kingdom of Norway on July 24, 1996. Our principal executive offices are located at Dronning Eufemias gate 16, NO-0191 Oslo, Norway and our telephone number is +47 6783 9119. Our registered office address is Dronning Eufemias gate 16, NO-0191 Oslo, Norway. Our ordinary shares are traded on Oslo Børs under the symbol “IDEX”. Our ADSs are listed on the Nasdaq Capital Market under the symbol “IDBA.” Our website address is www.idexbiometrics.com. The information contained on, or that can be accessed from, our website does not form part of this prospectus. Our agent for service of process in the United States is IDEX America Inc., with a registered address at 187 Ballardvale Street, Suite B211, Wilmington, MA 01887.

The principal legislation under which we operate and under which our ordinary shares are issued is the Companies Act.

Our Share Capital

We are authorized to issue one class of shares: ordinary shares. In accordance with our Articles of Association, the following summarizes the rights of holders of our ordinary shares:

•	each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;

•	the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings; and

•	holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders.

No persons have preferential subscription rights for such authorized capital. See “—Articles of Association and Norwegian Corporate Law” and “—Preemptive Rights” below for additional information on our authorized share capital and preemptive rights.

As of December 31, 2020, our outstanding share capital consisted of 832,146,748 ordinary shares, with nominal value NOK 0.15 per share. We have no preferred shares outstanding. There were 7,574 shareholder accounts as of December 31, 2020. All issued shares are fully paid.

Below is a reconciliation of the number of ordinary shares outstanding from January 1, 2019 through December 31, 2020:

Actual
Ordinary shares outstanding at January 1, 2019	544,314,537
Issuance of shares related to private placement in February 2019	53,437,500
Issuance of shares to board of directors in lieu of cash compensation	236,695
Issuance of shares related to private placement in December 2019	55,425,407
Issuance of shares related to private placement in December 2019	64,574,593
Ordinary shares outstanding at December 31, 2019	717,988,732
Issuance of shares related to private placement in May 2020	65,341,413
Issuance of shares to board of directors in lieu of cash compensation	441,982
Issuance of shares to employees in lieu of cash compensation	4,318,523
Issuance of shares related to private placement in November 2020	42,528,181
Issuance of shares pursuant to Employee Share Purchase Plan in December 2020	1,527,917
Ordinary shares outstanding at December 31, 2020	832,146,748

In February 2021, we completed an additional capital raise by issuing an aggregate of 83,214,674 ordinary shares to Norwegian and international investors through private placement. In addition, in March 2021, we issued 1,060,179 ordinary shares under our Employee Share Purchase Plan and 298,884 ordinary shares under our Incentive Subscription Rights Plan. In May, 2021, we issued 535,583 ordinary shares to directors in lieu of cash board compensation.

Shareholder Authorizations Regarding Share Capital

At our annual general meeting of shareholders held on May 12, 2021, our board of directors received the following authorization from shareholders:

•

Our board of directors is authorized to increase the share capital of our company in one or more issues of new shares without pre-emptive rights for our existing shareholders by up to 45,836,024 ordinary shares in connection with the issue of new shares to our employees under 2021 Employee Share Purchase Plan, or the 2021 ESPP. This authorization is valid until September 30, 2022. In addition, the authorization to the board to issue shares under the 2020 ESPP remains valid until September 30, 2021. The remaining number of shares that can be issued is 33,311,340. This authorization is valid until September 30, 2021.

•

Our annual general meeting of shareholders held on May 12, 2021 also authorized the issuance of ordinary shares upon the exercise of subscription rights under our 2021 Subscription Rights Incentive Plan, as well as our 2016, 2017, 2018, 2019 and 2020 Subscription Rights Incentive Plans.

Our annual general meeting of shareholders held on May 12, 2021 also authorized the increase of share capital individually and collectively to a total nominal value of NOK 13,750,807.27, representing 10 per cent of the registered share capital of the Company at the time of this authorization.

History of Share Capital

From January 1, 2017 through December 31, 2020, the following events have changed the number of our issued and outstanding ordinary shares:

•

During 2017, an aggregate of 115,350 ordinary shares were issued to members of our board of directors in lieu of cash compensation for their board services, at a purchase price of NOK 0.15 per share, and several employees exercised subscription rights pursuant to which we issued an aggregate of 8,487,850 ordinary shares, at an average exercise price of NOK 1.59 per share;

•	On November 8, 2018, two employees exercised subscription rights pursuant to which we issued an aggregate of 1,631,250 ordinary shares, at an average exercise price of NOK 4.38 per share;

•	During 2018, an aggregate of 300,182 ordinary shares were issued to members of our board of directors in lieu of cash compensation for their board services, at a purchase price of NOK 0.15 per share;

•	On January 25, 2019, we issued an aggregate of 53,437,500 ordinary shares in connection with a private placement at a purchase price of NOK 4.00 per share;

•	On November 17, 2019, we issued an aggregate of 55,425,407 ordinary shares in connection with a private placement at a purchase price of NOK 0.75 per share;

•	On December 12, 2019, we issued an aggregate of 64,574,593 ordinary shares in connection with a private placement at a purchase price of NOK 0.75 per share;

•	During 2019, an aggregate of 236,695 ordinary shares were issued to members of our board of directors in lieu of cash compensation for their board services, at a purchase price of NOK 0.15 per share;

•	On May 11, 2020, we issued an aggregate of 65,341,413 ordinary shares in connection with a private placement at a purchase price of NOK 1.60 per share;

•	On November 9, 2020, we issued an aggregate of 42,528,181 ordinary shares in connection with a private placement at a purchase price of NOK 1.65 per share;

•	On December 2, 2020, we issued an aggregate of 1,527,917 ordinary shares to employees pursuant to our Employee Share Purchase Plan; and

•

During 2020, an aggregate of 441,982 ordinary shares were issued to members of our board of directors in lieu of cash compensation for their board services, at a purchase price of NOK 0.15 per share, and an aggregate of 4,318,523 ordinary shares were issued to 59 employees in lieu of cash compensation of $0.6 million.

In February 2021, we completed an additional capital raise by issuing an aggregate of 83,214,674 ordinary shares, at a price of NOK 2.75 per share, for gross proceeds of approximately $27.2 million. In addition, in December 2020, we issued 1,527,917 shares to employees under our Employee Share Purchase Plan, raising $0.2 million.

Subscription Rights

As of December 31, 2020, there were independent subscription rights, issued pursuant to the Companies Act, to purchase 56,344,093 ordinary shares outstanding with a weighted average exercise price of NOK 1.66 per ordinary share. The subscription rights lapse after five years from the date of general meeting of shareholders approving the grant, this being the maximum duration permitted under the Companies Act.

On October 2, 2020, our board of directors adopted a resolution to replace subscription rights to purchase an aggregate of 25,962,800 ordinary shares, all of which were granted pursuant to the 2016 Plan, 2017 Plan and 2018 Plan, with new subscription rights under the 2020 Plan, on a one-to-one basis. As of October 2, 2020, we had 54,837,143 ordinary shares issuable upon the exercise of outstanding subscription rights. This number remained unchanged following such exchange. The new subscription rights granted pursuant to the 2020 Plan have an exercise price of NOK 1.71 per share. One-third of such replacement subscription rights will vest each year, beginning on April 15, 2021. All of such replacement subscription rights will expire on May 15, 2025.

Preemptive Rights

If our shareholders at a general meeting resolve to increase our share capital by a cash contribution, section 10-4 of the Companies Act will apply. Under that section, shareholders have a pre-emptive right to subscribe for new shares in proportion to their existing shareholdings. However, the pre-emptive right may be deviated from by a majority comprising at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at the general meeting. Further, the pre-emptive rights may be derogated from by an exercise of the board of directors of a valid board authorization from the general meeting to issue shares; provided, however, that the board must observe the principle of equal treatment of shareholders when exercising a board authorization in such a manner.

On May 15, 2020, our shareholders approved the disapplication of preemptive rights until September 30, 2021, in connection with the authorization of the issuance of up to 35,899,436 shares pursuant to the ESPP. In addition, in connection with our subscription right incentive plans, our shareholders have approved the disapplication of preemptive rights in connection with the grant and exercise of subscription rights.

Share Register and Related Considerations under Norwegian Law

Overview

We are required by the Companies Act to keep a register of our shareholders. Under the laws of Kingdom of Norway, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our share register. The share register therefore is prima facie evidence of the identity of our shareholders, and the shares that they hold.

Our shareholder register is operated through Euronext VPS, or VPS. VPS is the Norwegian paperless centralized securities register. It is an electronic book-keeping system in which the ownership of, and all transactions relating to, Norwegian listed shares must be recorded. VPS and Oslo Stock Exchange are both wholly owned by Euronext N.V.

Under Norwegian law, shares are registered in the name of the beneficial owner of the shares. As a general rule, there are no arrangements for nominee registration and Norwegian shareholders are not allowed to register their shares in VPS through a nominee. However, foreign shareholders may register their shares in VPS in the name of a nominee (bank or other nominee) approved by the Norwegian Financial Supervisory Authority. An approved and registered nominee has a duty to provide information on demand about beneficial shareholders to the company and to the Norwegian authorities. In the case of registration by nominees, the registration in VPS must show that the registered owner is a nominee. A registered nominee has the right to receive dividends and other distributions; however, such registered nominee may not vote in general meetings on behalf of the beneficial owners.

All transactions relating to securities registered with VPS are made through computerized book entries by VPS account operators (i.e. authorized banks and stockbroker firms). No physical share certificates are, or may be, issued. VPS confirms each entry by sending a transcript to the registered shareholder irrespective of any beneficial ownership. To give effect to such entries, the individual shareholder must establish a share account with a Norwegian account agent. Norwegian banks, Norges Bank (being, Norway’s central bank), authorized securities brokers in Norway and Norwegian branches of credit institutions established within the European Economic Area, or EEA, are allowed to act as account agents.

As a matter of Norwegian law, the entry of a transaction in VPS is prima facie evidence in determining the legal rights of parties as against the issuing company or any third party claiming an interest in the given security.

A transferee or assignee of shares may not exercise the rights of a shareholder with respect to such shares unless such transferee or assignee has registered such shareholding or has reported and shown evidence of such share acquisition, and the acquisition is not prevented by law, the relevant company’s articles of association or otherwise.

VPS is liable for any loss suffered as a result of faulty registration or an amendment to, or deletion of, rights in respect of registered securities, unless the error is caused by matters outside VPS’ control and could not reasonably be expected by VPS such that it can avoid or overcome the consequences thereof. Damages payable by VPS may be reduced in the event of contributory negligence by the aggrieved party.

VPS must provide information to the Financial Supervisory Authority on an on-going basis, as well as any information that the Financial Supervisory Authority requests. Further, Norwegian tax authorities may require certain information from VPS regarding any individual’s holdings of securities, including information about dividends and interest payments.

Our share register is maintained by our share registrar, DNB Bank ASA.

Holders of our ADSs will not be treated as one of our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the registered holder of the ordinary shares underlying our ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs. For discussion on our ADSs and ADS holder rights, see “Description of American Depositary Shares” in this prospectus.

Provisions as to the Level of Equity Investments to be Notified to Us and the Norwegian Authorities

Pursuant to the STA, shareholders in a company incorporated in Norway with its shares admitted to trading and official listing, such as our company, are required to immediately and simultaneously notify the company and the Oslo Stock Exchange, when the shareholder’s stake reaches, exceeds or falls below the thresholds of 5%, 10%, 15%, 20%, 25%, 1/3, 50%, 2/3 or 90% of the share capital or voting rights of that company. Shares held, acquired or disposed of by close associates, as that term is defined in the STA are regarded as equivalent to the acquirer’s or disposer’s own shares. This duty to notify also applies to anyone, who directly or indirectly holds (a) financial instruments that afford the holder a right to purchase existing shares, e.g., share options or subscription rights; and/or (b) financial instruments based on existing shares and with an economic effect equal to that of the financial instruments mentioned under (a), regardless of them not affording the right to purchase existing shares, e.g., the ADSs or, under the circumstances, cash-settled derivatives linked to the value of our shares or ADSs. Holding these kinds of financial instruments counts towards the thresholds mentioned above and may thus trigger a duty to notify by themselves or when accumulated with a holding of shares or ADSs. The notifications must comply with the requirements for the contents thereof set out in the STA and the regulations promulgated thereunder on major shareholders, including the identity of the shareholder and the date when a limit is reached or no longer reached.

EU Regulation No 596/2014 on Market Abuse

EU Regulation No 596/2014 on market abuse, or the Market Abuse Regulation, has been resolved by the Norwegian government. The Market Abuse Regulation has into effect in Norway on March 1, 2021. The Market Abuse Regulation applies to us and dealings concerning our shares and will likewise apply to the ADSs. We have revised our internal code on possession and handling of inside information and with respect to our board of directors’, executive management’s and employees’ dealings in our shares or in financial instruments the value of which is determined by the value of our shares so that it also covers the ADSs. Furthermore, we have drawn up a list of those persons working for us who could have access to inside information on a regular or incidental basis and have informed such persons of the rules on insider trading and market manipulation, including the sanctions, which can be imposed in the event of a violation of those rules. We have also submitted updated lists of persons discharging managerial responsibilities and their close associates to Oslo Børs.

The EU Short Selling Regulation (EU Regulation 236/2012) Includes Certain Notification Requirements in connection with Short Selling of Shares Admitted to Trading on a Trading Venue (including the Oslo Stock Exchange) and Securities or Derivatives that Relate to Such Shares (including the ADSs).

When a natural or legal person reaches or falls below a net, short position of 0.2% of the issued share capital of a company that has shares admitted to trading on a trading venue, such person shall make a private notification (i.e. such notification will not be made public) to the relevant competent authority, which in Norway is the Financial Supervisory Authority. The obligation to notify the Financial Supervisory Authority, moreover, applies in each case where the short position reaches or no longer reaches each 0.1% above the 0.2% threshold. In addition, when a natural or legal person reaches or falls below a net short position of 0.5% of the issued share capital of a company that has shares admitted to trading on a trading venue and each 0.1% above that, such person shall make a public notification of its net short position via the Financial Supervisory Authority. The notification requirements apply to both physical and synthetic short positions. In addition, uncovered short selling (naked short selling) of shares admitted to trading on a trading venue is effectively prohibited.

Articles of Association and Norwegian Corporate Law

Objectives and General Corporate Matters

Our company has been established with the objectives of delivering identification systems and engaging in other related activities. Under our Articles of Association, our business offices shall be in Oslo municipality, Norway.

While not included in the Articles of Association, we are subject to a registered signatory requirement that requires joint signatures of the chair of our board of directors and the Chief Executive Officer, or the joint signatures of two members of our board of directors. This requirement may be amended by a resolution with simple majority by our board of directors. The board may grant powers of procuration, but no such powers are in existence as of the date of this prospectus. Notwithstanding the foregoing, under Norwegian law, the Chief Executive Officer of a company such as ours, and other members of management, shall have employment authorizations or powers of positions.

Powers and Rights of Our Board of Directors and Management

Duties of Board Members

Public limited liability companies in Norway are usually subject to a two-tier governance structure with the board of directors having the ultimate responsibility for the overall supervision and strategic management of the company in question and with executive management being responsible for the day-to-day operations. Each board member and member of the executive management is under a fiduciary duty to act in the interest of the company, but shall also take into account the interests of the creditors and the shareholders. Under Norwegian law, the members of the board of directors and the Chief Executive Officer of a limited liability company are liable for losses caused by negligence when shareholders, creditors or the company itself suffer such losses. However, consequential damages caused by a board member or the Chief Executive Officer to a shareholder or creditor due to the fact that the company itself has suffered losses, may, as a starting point, not be claimed by the shareholder or creditor. The members of the board of directors and the Chief Executive Officer may also be liable for wrongful information given in the annual financial statements or any other public announcements from the company. An investor suing for damages is required to prove its claim with regard to negligence and causation. Norwegian courts, when assessing negligence, have been reluctant to impose liability unless the directors and officers neglected clear and specific duties. This is also the case when it comes to liability with regard to public offerings or liability with regard to any other public information issued by the company.

Composition of Board of Directors

Under our Articles of Association, our board of directors shall consist of three to seven members in accordance with the annual general meeting’s instruction. Further, our Articles of Associate provide that we shall form and maintain a nomination committee, which shall consist of three members, including a chairperson. Members of the nomination committee shall be elected by the annual general meeting for a term of two years. The nomination committee shall propose (i) candidates for election to the board of directors, (ii) the compensation to be paid to the board members, (iii) candidates for election to the nomination committee, and (iv) the compensation to be paid to the nomination committee members. The guidelines for the nomination committee shall be resolved by the annual general meeting. For more information regarding the composition of our board of directors, see sections entitled “Management—Composition of our Board of Directors” and “Management—Committees of our Board of Directors” in this prospectus.

Terms of the Members of Our Board of Directors

Under Norwegian law, the members of the board of directors of a public limited liability company are generally appointed for a two-year term, which also includes any employee-elected board members. There is no limit on the number of consecutive terms the board members may serve. Pursuant to our articles of association, our board members are appointed by the general meeting of shareholders. Election of board members is, according to our articles of association, an item that shall be included on the agenda for the annual general meeting. At the general meeting, shareholders are entitled at all times to dismiss a board member by a simple majority vote.

Board Member Vacancies

Under Norwegian law, members of the board of directors serve for two years. The articles of association may provide for a shorter or longer term of service, although not for more than four years. For the purpose of supplementary elections, the period of service may be made shorter. The period of service commences on the date of the election except as otherwise provided. It terminates at the end of the annual general meeting in the year of expiry of the period of service. Regardless of whether the period of service has expired, the director may remain in office until his replacement has been elected.

A member of the board of directors may retire before his or her period of service has expired. A board member may resign without special reasons. The board of directors and the body having elected the member of the board of directors shall be given reasonable advance notice. A member of the board of directors may be removed by the body having elected him or her.

If the office of a member of the board of directors terminates before the expiry of his or her period of service, and there is no deputy member, the other members of the board of directors shall arrange for the election of a new member of the board of directors for the remainder of his or her period of service. They shall also do so if a member of the board of directors is deprived of legal capacity or barred from serving due to disqualification pursuant to the Bankruptcy Act.

If the election pertains to the general meeting, it may be postponed to the next ordinary general meeting provided the board of directors still constitutes a quorum.

Conflict-of-Interest Transactions

Under Norwegian law, a member of the board of directors may not participate in the discussion or decision of any matter, which is of such particular importance to himself or herself, or any related party that he or she must be deemed to have a special and prominent personal or financial interest in the matter. This provision is similarly applicable to the Chief Executive Officer. A member of the board of directors or the Chief Executive Officer may also not participate in any decision to grant a loan or other credit to himself or herself or to issue security for his or her own debt.

Proxy Voting by Board Members

In the event that a board member in a Norwegian public limited liability company is unable to participate in a board meeting, the elected alternate, if any, shall be given access to participate in the board meeting. We have not elected any board alternates. A member of the board of directors may not grant a power of attorney to another board member.

Limitation on Liability

Under Norwegian law, members of the board of directors or executive management may be held liable for damages in the event that loss is caused due to their negligence. Director’s liability is individual, but if two or more of the board of directors are liable for the same damages, they may be held jointly liable. Members of the board of directors may be held jointly and severally liable for damages to the company and to third parties for acting in violation of the Articles of Association and Norwegian law. However, under Norwegian law, members of the board of directors will only be held liable to the extent the directors have made errors beyond taking customary commercial risk.

Rights and Restrictions in Relation to Existing Shares

Our Articles of Association provide for only one class of shares and no special rights for any such shares. Each share has a par value of NOK 0.15 and carries one vote at general meetings. No restrictions apply to the transferability of any such shares. The share capital of our company and the par value per share shall be specified in our Articles of Association from time to time. Therefore, any change in the share capital of the company requires an amendment of the Articles of Association.

Under the Companies Act, all shares shall be registered in the name of the holders and shall be entered in our shareholders’ register.

Shareholder Rights

Annual and Extraordinary General Meetings

Our shareholders exercise the supreme authority in the company through general meetings, subject to certain limitations provided by Norwegian law. All shareholders are entitled to attend and vote at our general meetings, either in person or by proxy.

Extraordinary general meetings may be called by the board of directors, and, if stated in the Articles of Association, the chair of the corporate assembly if a corporate assembly exists. In addition, the board shall call an extraordinary general meeting whenever so demanded in writing by the auditor or shareholders representing at least 5% of the share capital, in order to deal with a specific subject. The extraordinary general meeting must be held within one month from the date of the demand.

Under our Articles of Association, our annual general meetings shall be held in or near Oslo, Norway, at the discretion of our board of directors, and that the tasks of the annual general meeting may include (i) determination of the annual financial statements, (ii) appropriation of (net) profit or covering of losses; (iii) election of chair of the board and board members; (iv) election of chair and members of the nomination committee; (v) election of auditor; (vi) determination of compensation to the board of directors, members of the nomination committee and the auditor; (vii) other matters as required by statute; and (viii) other matters which are mentioned in the notice of the annual general meeting.

As a general rule, our general meetings shall be conducted in Norwegian. However, it may be resolved by a simple majority vote at our general meeting that English shall be used. Shareholders may present their points of view in either Norwegian or English.

In addition, our Articles of Association allow us to make certain documents available to our shareholders and prospective investors through our website, and any documents so made available in a timely manner and which deal with matters that are to be considered at the general meeting need not be sent to our shareholders separately.

Notice of Meeting

In the context of a Norwegian public limited liability company, notice of general meeting shall be sent at least two weeks prior to the date of the meeting. However, according to the Companies Act, the notice period is three weeks for a company whose shares are listed on a regulated market, such as our company. The general meeting is convened by written notice to all shareholders whose address is known. The notice shall set forth the time and place of the meeting. Further, the notice shall include a proposal for an agenda for the meeting that specifies the matters to be dealt with at the general meeting. Any shareholder is entitled to submit proposals to be discussed at general meetings provided such proposals are submitted in writing to the board in such good time that it can be entered on the agenda of the meeting. Any proposal to amend the Articles of Association shall be quoted in the notice. The notice shall also state the name of the person appointed by the board of directors to open the general meeting. The board of directors shall prepare a proposal for the agenda in accordance with the provisions of law and the Articles of Association.

As provided in our Articles of Association, a shareholder who wishes to attend the general meeting, in person or by proxy, shall notify his/her attendance to us no later than two (2) days prior to the general meeting. If the shareholder fails to notify us of his/her attendance in a timely manner, we may deny him/her access to the general meeting.

Voting Rights

Each share in the company (other than treasury shares, if any, held by the company or a subsidiary) gives the holder the right to cast one vote at general meetings of shareholders. Each shareholder may cast as many votes as it holds shares. There are no limitations under Norwegian law on the rights of non-residents or foreign owners to hold or vote the shares.

As a general rule, resolutions that shareholders are entitled to make pursuant to the Companies Act or the company’s Articles of Association require a simple majority of the votes cast. In the case of election of directors to our board of directors, the persons who obtain the most votes cast are elected to fill the positions up for election. However, as required under Norwegian law, certain decisions, including resolutions to waive preferential rights in connection with any share issue, to approve a merger or de-merger, to amend the company’s Articles of Association or to authorize an increase or reduction in the share capital, must receive the approval of at least two-thirds of the aggregate number of votes cast as well as at least two-thirds of the share capital represented at a shareholders’ meeting.

Norwegian law further requires that certain decisions, which have the effect of substantially altering the rights and preferences of any shares or class of shares, receive the approval of the holders of such shares or class of shares as well as the majority required for amendments to the company’s Articles of Association. Decisions that (i) would reduce any shareholder’s right in respect of dividend payments or other rights to the assets of the company or (ii) restrict the transferability of the shares require a majority vote of at least 90% of the share capital represented at the general meeting in question as well as the majority required for amendments to the company’s Articles of Association. Certain types of changes in the rights of shareholders require the consent of all shareholders affected thereby as well as the majority required for amendments to the company’s Articles of Association.

In general, in order to be entitled to vote, a shareholder must be registered as the beneficial owner of shares in the share register kept by VPS. Beneficial owners of shares that are registered in the name of a nominee are generally not entitled to vote under Norwegian law, nor are any persons who are designated in the register as holding such shares as nominees. Readers should note that there are varying opinions as to the interpretation of Norwegian law in respect of the right to vote nominee-registered shares. For example, Oslo Børs has held that in its opinion “nominee-shareholders” may vote in general meetings if they actually prove their shareholding prior to the general meeting.

Voting instructions may be given only in respect of a number of ADSs representing an integral number of shares or other deposited securities. ADS holders may only exercise voting rights with respect to the shares underlying their respective ADSs in accordance with the provisions of the deposit agreement, which provides that a holder may vote the shares underlying any ADSs for any particular matter to be voted on by our shareholders either by withdrawing the shares underlying the ADSs or, to the extent permitted by applicable law and as permitted by the depositary, by requesting temporary registration as shareholder and authorizing the depositary to act as proxy. The depositary will try, as far as practical, to vote the shares underlying the ADSs as instructed by the ADS holders.

Shareholder Proposals

According to the Companies Act, extraordinary general meetings of shareholders will be held whenever our board of directors or our appointed auditor requires. In addition, one or more shareholders each representing at least 5% of the registered share capital of the company may, in writing, require that a general meeting be convened. If such a demand is made, the board of directors shall convene the general meeting within one month thereafter (after providing three weeks’ notice).

A shareholder has the right to put matters on the agenda of the general meeting. The matter shall be reported in writing to the board of directors within seven days prior to the deadline for the notice to the general meeting, along with a proposal for a resolution or an explanation as to why the matter has been put on the agenda. In the event that the notice has already taken place, a new notice shall be sent if the deadline has not already expired. A shareholder has in addition the right to put forward at the meeting a proposal for resolution on an agenda item.

Action by Written Consent

Under Norwegian law, shareholders in a public limited liability company may not take action or pass resolutions by written consent. A general meeting of shareholders, annual or extraordinary, as the case may be, must be a physical meeting; provided, however, that the board of directors may decide that shareholders may participate in the general meeting by electronic means, including a right for shareholders to exercise his or her shareholder rights by electronic means. The board of directors may establish such rights only if it ensures that the general meeting can proceed safely and properly and that there are systems that ensure compliance with statutory provisions regarding general meetings. Notwithstanding the foregoing, due to the COVID-19 pandemic, on May 26, 2020, the Norwegian government enacted a temporary statute that allows general meetings for a public limited liability company to be held in electronic format.

Appraisal Rights

The concept of appraisal rights does not exist under Norwegian law, except in connection with statutory rights of first refusal, redemption rights and rights to forced transfer of shares in subsidiaries according to the Companies Act.

In a Norwegian public limited liability company, it may be provided in the company’s Articles of Association that a shareholder or other person shall have the right to acquire a share that has been or is to be transferred. In such cases, the redemption amount shall be equal to the value of the share at the time the right is exercised. If the Articles of Association does not set forth the price or the procedure of determining the price, valuation may be requested. Such right of first refusal is not included in our Articles of Association.

Pursuant to the Companies Act and the STA, a shareholder who, directly or through subsidiaries, acquires shares representing 90% or more of the total number of issued shares in a Norwegian public limited liability company, as well as 90% or more of the total voting rights, has a right, and each remaining minority shareholder of the company has a right to require such majority shareholder, to effect a compulsory acquisition for cash of the shares not already owned by such majority shareholder. Through such compulsory acquisition, the majority shareholder becomes the owner of the remaining shares with immediate effect.

If a shareholder acquires shares representing more than 90% of the total number of issued shares, as well as more than 90% of the total voting rights, through a voluntary offer in accordance with the STA, a compulsory acquisition can, subject to the following conditions, be carried out without such shareholder being obliged to make a mandatory offer: (i) the compulsory acquisition is commenced no later than four weeks after the acquisition of shares through the voluntary offer, (ii) the price offered per share is equal to or higher than what the offer price would have been in a mandatory offer, and (iii) the settlement is guaranteed by a financial institution authorized to provide such guarantees in Norway.

A majority shareholder who effects a compulsory acquisition is required to offer the minority shareholders a specific price per share, the acceptance of which is at the discretion of the majority shareholder. However, where the offeror, after making a mandatory or voluntary offer, has acquired more than 90% of the voting shares of a company and a corresponding proportion of the votes that can be cast at the general meeting, and the offeror pursuant to Section 4-25 of the Companies Act completes a compulsory acquisition of the remaining shares within three (3) months after the expiry of the offer period, it follows from the STA that the redemption price shall be determined on the basis of the offer price for the mandatory/voluntary offer unless special circumstances indicate another price.

Should any minority shareholder not accept the offered price, such minority shareholder may, within a specified deadline of not less than two (2) months, request that the price be set by a Norwegian court. The cost of such court procedure will, as a general rule, be the responsibility of the majority shareholder, and the relevant court will have full discretion in determining the consideration to be paid to the minority shareholder as a result of the compulsory acquisition.

Absent a request for a Norwegian court to set the price or any other objection to the price being offered, the minority shareholders would be deemed to have accepted the offered price after the expiry of the specified deadline.

Shareholder Suits

Under Norwegian law, only a company itself can bring a civil action against a third party; an individual shareholder does not have the right to bring an action on behalf of a company. However, if a resolution is passed at our general meeting to grant discharge to a member of our board of directors or our Chief Executive Officer or refrain from bringing law suits against, among other persons, a member of our board of directors or Chief Executive Officer, then shareholders representing at least 10% of the share capital may bring a derivative action on behalf of our company against, among other persons, a member of our board of directors or Chief Executive Officer. An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a negligent act directly against such individual shareholder.

Preemptive Rights

Under Norwegian law, the company’s shareholders have a preferential right to subscribe for issues of new shares by the company, in proportion to their existing shareholdings, against cash contribution. The preferential rights to subscribe in an issue may be waived by a resolution in a general meeting by at least two-thirds of the votes cast as well as at least two-thirds of the share capital represented at the general meeting. A waiver of the shareholders’ preferential rights in respect of bonus issues requires the approval of all outstanding shares, irrespective of class. Under Norwegian law, bonus issues may be distributed, subject to shareholder approval, by transfer from the Company’s free equity or from its share premium reserve. Such bonus issues may be effectuated either by issuing shares or by increasing the par value of the shares outstanding.

The board of directors may resolve to increase our share capital without pre-emptive subscription rights for existing shareholders pursuant to the authorizations described above under the caption “Authorizations to our Board of Directors.”

Unless future issuances of new shares are registered under the Securities Act or with any authority outside Norway, U.S. shareholders and shareholders in jurisdictions outside Norway may be unable to exercise their pre-emptive subscription rights under U.S. securities law.

Dividends

Dividends may be paid in cash or in some instances in kind. Pursuant to the Companies Act, a public limited liability company may only distribute dividends to the extent it will have net assets covering the company’s share capital and other restricted equity after the distribution has been made. The calculation shall be made on the basis of the balance sheet in the Company’s last approved financial statements, provided, however, that it is the registered share capital at the time of decision that applies. Further, extraordinary dividend payments may be resolved based upon an interim balance sheet prepared no more than six (6) months prior to the date of resolution.

In the amount that may be distributed, a deduction shall be made for (i) the aggregate nominal value of treasury shares that may be held by the company, (ii) credit and collateral pursuant to Sections 8-7 and 8-10 of the Companies Act, with the exception of credit and collateral repaid or settled prior to the time of decision or credit which is settled by a netting in the dividend and (iii) other dispositions after the balance day which pursuant to law shall lie within the scope of the funds that the company may use to distribute dividend. Even if all other requirements are fulfilled, the company may only distribute dividend to the extent that it maintains a sound equity and liquidity post distribution.

Distribution of dividends is resolved by the general meeting of shareholders with simple majority, on the basis of a proposal from the board of directors. The general meeting cannot distribute a larger amount than what is proposed or accepted by the board of directors. The general meeting can also, following its approval of the annual financial statements, provide the board of directors with an authorization to resolve distribution of dividends on the basis of the company’s financial statements. Such authorization is however limited in time to the next annual general meeting.

Repurchase of Shares

Norwegian limited liability companies may not subscribe for newly issued shares in their own capital. Such companies may, however, according to Section 9-2 of the Companies Act, acquire fully paid shares of themselves, provided that the board of directors has been authorized to do so by the shareholders at a general meeting. Such authorization can only be given for a maximum period of two years and the authorization shall fix (i) the maximum nominal value of the shares and (ii) the minimum and the highest amount that the company may pay for the shares. Such purchase of shares may generally only be acquired using distributable equity. A public limited liability company may acquire its own shares if the combined nominal value of the holding of own shares after the acquisition does not exceed ten per cent of the share capital. The foregoing provisions apply similarly to the company’s acquisition of agreed pledge on its own shares. Notwithstanding the foregoing, the company may acquire its own shares as a gift, by enforcement to cover the company’s claim, by takeover of another business through merger, demerger or otherwise or by redemption.

Anti-Takeover Provisions and Mandatory Offer Requirements

Under the Code of Practice, the board of directors should establish guiding principles for how it will act in the event of a take-over bid. In a bid situation, the company’s board of directors and management have an independent responsibility to help ensure that shareholders are treated equally, and that the company’s business activities are not disrupted unnecessarily. The board has a particular responsibility to ensure that shareholders are given sufficient information and time to form a view of the offer. The board of directors should not hinder or obstruct take-over bids for the company’s activities or shares. We have currently not adopted any anti-takeover provisions.

The STA requires any person, entity or consolidated group that becomes the owner of shares representing more than one-third of the voting rights of a Norwegian company whose shares are listed on a Norwegian regulated market to, within four (4) weeks, make an unconditional general offer for the purchase of the remaining shares in that company. A mandatory offer obligation may also be triggered when a party acquires the right to become the owner of shares that, together with the party’s own shareholding, represent more than one-third of the voting rights in the company and the Oslo Stock Exchange decides that this is regarded as an effective acquisition of the shares in question. The mandatory offer obligation ceases to apply if the person, entity or consolidated group sells the portion of the shares that exceeds the relevant threshold within four (4) weeks of the date on which the mandatory offer obligation was triggered.

When a mandatory offer obligation is triggered, the person subject to the obligation is required to immediately notify the Oslo Stock Exchange and the company in question accordingly. The notification shall state whether an offer will be made to acquire the remaining shares in the company or whether a sale will take place. A notification informing about a disposal can be altered to a notice of making an offer within the four-week period, while a notification stating that the shareholder will make an offer cannot be retracted and is thus binding.

The offer price per share must be at least as high as the highest price paid or agreed by the offeror for the shares in the six-month period prior to the date the threshold was exceeded. If the acquirer acquires or agrees to acquire additional shares at a higher price prior to the expiration of the mandatory offer period, the acquirer is obligated to restate its offer at such higher price. A mandatory offer must be settled in cash or contain a cash alternative at least equivalent to any other consideration offered.

In case of failure to make a mandatory offer or to sell the portion of the shares that exceeds the relevant threshold within four (4) weeks, the Oslo Stock Exchange may force the acquirer to sell the shares exceeding the threshold by public auction. Moreover, a shareholder who fails to make an offer may not, as long as the mandatory offer obligation remains in force, exercise rights in the company, such as voting in a general meeting, without the consent of a majority of the remaining shareholders. The shareholder may, however, exercise such shareholder’s rights to dividends and pre-emption rights in the event of a share capital increase. If the shareholder neglects the shareholder’s duty to make a mandatory offer, the Oslo Stock Exchange may impose a cumulative daily fine that runs until the circumstance has been rectified.

Any person, entity or consolidated group that owns shares representing more than one-third of the votes in a Norwegian company listed on a Norwegian regulated market is obliged to make an offer to purchase the remaining shares of the company (repeated offer obligation) if the person, entity or consolidated group through acquisition becomes the owner of shares representing 40% or more of the votes in the company. The same applies correspondingly if the person, entity or consolidated group through acquisition becomes the owner of shares representing 50% or more of the votes in the company. The mandatory offer obligation ceases to apply if the person, entity or consolidated group sells the portion of the shares that exceeds the relevant threshold within four (4) weeks of the date on which the mandatory offer obligation was triggered.

Any person, entity or consolidated group that has passed any of the above mentioned thresholds in such a way as not to trigger the mandatory bid obligation, and has therefore not previously made an offer for the remaining shares in the company in accordance with the mandatory offer rules is, as a main rule, obliged to make a mandatory offer in the event of a subsequent acquisition of shares in the company.

Inspection of Books and Records

A shareholder may request members of the board and the Chief Executive Officer to furnish at general meetings all available information about matters that may affect the consideration of (i) the adoption of the annual financial statement and annual report; (ii) any matters that have been submitted to the shareholders for decision; (iii) the company’s financial position, and the business of other companies in which the company participates, and (iv) any other matters which the general meeting is to deal with, unless the information required cannot be given without disproportionately harming the company.

If information has to be sought so that answers cannot be given at the general meeting, written answers shall be prepared within two weeks after the meeting. The answers shall be available to the shareholders at the company’s office and sent to all shareholders who have asked for the information. An answer that is deemed to be of major importance for the consideration of the matters referenced in the preceding paragraph shall be sent to all shareholders whose address is known.

The person chairing the meeting shall ensure that minutes from the general meeting are taken. The minutes shall be available to the shareholders at the company’s offices and shall be adequately stored.

Further, a shareholder may propose that the incorporation of the company, its administration or specified matters relating to the administration or the accounts be investigated. The proposal may be submitted at an ordinary general meeting or at a general meeting whose agenda sets forth the proposal for an investigation. If the proposal is supported by shareholders owning at least one-tenth of the share capital that is represented at the general meeting, any shareholder may require the District Court to pronounce by decree a decision for investigation within one month from the date of the general meeting. The District Court shall comply with a requirement for investigation if the court finds that there are reasonable grounds for doing so.

Shareholder Vote on Certain Reorganizations

Under Norwegian law, all amendments to the articles of association shall be approved by the general meeting of shareholders with a minimum of two-thirds of the votes cast and two-thirds of the share capital represented at the general meeting. The same applies to solvent liquidations, mergers with the company as the discontinuing entity, mergers with the company as the continuing entity if shares are issued in connection therewith and demergers. Under Norwegian law, it is debatable whether the shareholders must approve a decision to sell all or virtually all of the company’s business/assets, but if the sale in reality causes a change of the company’s objective and business purposes, as stated in the Articles of Association, a shareholder approval would be required with a majority as for an amendment of the Articles of Association.

Amendments to Governing Documents

All resolutions made by the general meeting may be adopted by a simple majority of the votes, subject only to the mandatory provisions of the Companies Act and the articles of association. Resolutions concerning all amendments to the articles of association must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting. Certain resolutions that (i) would reduce any shareholder’s right in respect of dividend payments or other rights to the assets of the company or (ii) restrict the transferability of the shares would require a majority vote of at least 90% of the share capital represented at the general meeting in question as well as the majority required for amendments to the company’s Articles of Association. Certain types of changes in the rights of shareholders require the consent of all shareholders affected thereby as well as the majority required for amendments to the company’s Articles of Association.

Comparison of Norwegian Corporate Law and Our Articles of Association and Delaware Corporate Law

The following comparison between Norwegian corporate law, which applies to us, and Delaware corporate law, the law under which many publicly listed companies in the United States are incorporated, discusses additional matters not otherwise described in the prospectus, which is incorporated by reference herein. This summary is subject to Norwegian law, including the Companies Act and the STA, as applicable, and Delaware corporate law, including the Delaware General Corporation Law. Further, please note that as an ADS holder you will not be treated as one of our shareholders and will not have any shareholder rights.

	Kingdom of Norway	Delaware
Number of Directors	Under the Companies Act, the board of directors of a public limited liability company shall have at least three members. At least half the members of the board of directors shall reside in Norway (the foregoing does not apply to nationals of states that are parties to the EEA Agreement, when they also are residents in an EEA state). The Norwegian Ministry of Trade may grant exemptions. Both genders must be represented at the board of directors, pursuant to the detailed requirements set out in the Companies Act. According to our Articles of Association, our board of directors shall consist of three to seven board members.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under Norwegian law, any director or the entire board of directors may be removed, with or without cause, by the body having elected them, i.e. the general meeting of shareholders, except employee-elected board members, who may not be removed before the expiration of their term.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

Vacancies on the Board of Directors	Under Norwegian law, vacancies due to a board member resigning or being removed before their term has expired, and newly created directorships, shall be filled by the	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a

	Kingdom of Norway	Delaware
	general meeting. However, the election may be put off until the next general meeting, if the board still has a quorum. The Articles of Association may determine that the election of board members shall be transferred to a corporate body stipulated in the Articles of Association.	sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under Norwegian law, the annual general meeting of shareholders shall be held in the municipality where the company has its registered office, unless the Articles of Association provide otherwise, on such date and at such time as may be designated from time to time by the board of directors, however, no later than within 6 months after the end of each fiscal year.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.
General Meeting	Under Norwegian law, a general meeting may be called by the board of directors, by the corporate assembly or, if stated in the Articles of Association, the chairman of the corporate assembly. The auditor who audits the company’s annual accounts or shareholders representing at least 5% of the share capital may require the board of directors to call an extraordinary general meeting to deal with a specific matter.	Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	Under Norwegian law, general meetings in a listed public limited liability companies shall be convened by the board of directors with a minimum of three weeks’ notice, unless the Articles of Association provide otherwise, and shall specify, i.a., the time and place for the meeting, as well as the matters which are to be dealt with at the meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Proxy	Under Norwegian law, all shareholders in a public limited liability company are entitled to attend and vote at general meetings by proxy. A proxy is only be deemed valid for the forthcoming general meeting, unless otherwise is clearly provided. A member of the board of directors may not grant a power of attorney to another board member to represent the director’s voting rights as a director.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

	Kingdom of Norway	Delaware
Preemptive Rights	Under Norwegian law, the company’s shareholders have a preferential right to subscribe for issues of new shares by the company, in proportion to their existing shareholdings, against cash contribution. The preferential rights to subscribe in an issue may be waived by a resolution in a general meeting by at least two-thirds of the votes cast as well as at least two-thirds of the share capital represented at the general meeting. A waiver of the shareholders’ preferential rights in respect of bonus issues requires the approval of all outstanding shares, irrespective of class.	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot	Under Norwegian law, the general meeting may, by two-thirds majority of the votes cast and of the share capital represented on the general meeting, authorize the board of directors to issue new shares for consideration of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof, however, assets that cannot be entered in the balance sheet according to the Norwegian accounting act may not be used as contribution for shares. The board may determine the amount of such consideration within the limits of the board authorization. Such board authorization may not exceed half of the share capital at the time the authorization is registered in the Norwegian Register of Business Enterprises.	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers

Under Norwegian law, a company’s Articles of Association may not include a provision eliminating or limiting the personal liability of a director to the company or its shareholders for damages arising from a breach of fiduciary duty as a director. However, the company’s general meeting may, on behalf of the company, approve an agreement between the company and a director which governs or restricts their liability. No provision in such agreement may limit the director’s liability for, i.e.:

•  any breach of the director’s duty of loyalty to the company and its shareholders; or

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•  any breach of the director’s duty of loyalty to the corporation or its stockholders;

•  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

	Kingdom of Norway	Delaware
	• acts or omissions involving culpable negligence or intentional misconduct.	• intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or • any transaction from which the director derives an improper personal benefit.

Voting Rights	Under Norwegian law, unless otherwise provided by the Articles of Association, each shareholder is entitled to one vote for each share held by such shareholder.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Dividends	Under Norwegian law, dividends may be paid in cash or in some instances in kind. Pursuant to the Companies Act, a public limited liability company may only distribute dividends to the extent it will have net assets covering the company’s share capital and other restricted equity after the distribution has been made. The calculation shall be made on the basis of the balance sheet in the company’s last approved financial statements, provided, however, that it is the registered share capital at the time of decision that applies. Further, extraordinary dividend payments may be resolved based upon an interim balance sheet prepared no more than six (6) months prior to the date of resolution. See “—Articles of Association and Norwegian Corporate Law—Rights and Restrictions in Relation to Existing Shares—Dividends” above.	Under Delaware law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of shares, property or cash.

Repurchase of Shares	Norwegian limited liability companies may not subscribe for newly issued shares in their own capital. Such companies may, however, according to Section 9-2 of the Companies Act, acquire fully paid shares of themselves, provided that the board of directors has been authorized to do so by the shareholders at a general meeting. Such authorization can only be given for a maximum period of two years and the authorization shall fix (i) the maximum nominal value of the shares and (ii) the minimum and the highest amount that the company may pay for the shares. Such purchase of shares may generally only be	Under Delaware law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

	Kingdom of Norway	Delaware
acquired using distributable equity. A public limited liability company may acquire its own shares if the combined nominal value of the holding of own shares after the acquisition does not exceed ten per cent of the share capital. The foregoing provisions apply similarly to the company’s acquisition of agreed pledge on its own shares. Notwithstanding the foregoing, the company may acquire its own shares as a gift, by enforcement to cover the company’s claim, by takeover of another business through merger, demerger or otherwise or by redemption.

Shareholder Vote on Certain Transactions	Under Norwegian law, solvent liquidations, mergers with the company as the discontinuing entity, mergers with the company as the continuing entity if shares are issued in connection therewith and demergers shall be approved by the general meeting of shareholders with a minimum of two-thirds of the votes cast and two-thirds of the share capital represented at the general meeting. Under Norwegian law, it is debatable whether the shareholders must approve a decision to sell all or virtually all of the company’s business/assets, but if the sale in reality causes a change of the company’s objective and business purposes, as stated in the Articles of Association, a shareholder approval would be required with a majority as for an amendment of the Articles of Association.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•  the approval of the board of directors; and

•  approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Standard of Conduct for Directors	Public limited liability companies in Norway are usually subject to a two-tier governance structure with the board of directors having the ultimate responsibility for the overall supervision and strategic management of the company in question and with executive management being responsible for the day-to-day operations. Each board member and member of the executive management is under a fiduciary duty to act in the interest of the company; however, is also obliged to take into account the interests of the creditors and the shareholders.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that

	Kingdom of Norway	Delaware

The board of directors has a general responsibility to act in the best interest of the company, and may not adopt any measure or resolution by the general meeting, which may tend to give certain shareholders or others an unreasonable benefit at the expense of the other shareholders or the company. Any resolution by the board of directors is further subject to a general requirement of justifiability, and each director must act in accordance with a duty of loyalty towards the company.

The board of directors is also generally responsible for the management of the company, which includes a responsibility to ensure the proper organization of the business of the company. The management of the company includes, among other things, to ensure that the company is in accordance with applicable law and Articles of Association, as well as resolutions made by the general meeting of shareholders, ensure that the company has a sufficient capital base, to keep informed of the company’s financial position and to ensure that its activities, accounts and capital management are subject to adequate control.

The board of directors is also responsible for supervising the day-to-day management and the company’s business in general.

an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Stockholder Suits	Under Norwegian law, only a company itself can bring a civil action against a third party; an individual shareholder does not have the right to bring an action on behalf of a company. However, if a general meeting has resolved to grant discharge to a member of our board of directors or our Chief Executive Officer or refrain from bringing law suits against, among other persons, a member of our board of directors or Chief Executive Officer, shareholders representing at least 10% of the share capital may bring a derivative action on behalf of our company against such persons. An individual shareholder may, in its own name, have an individual right to take action against such third party in the

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•  state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

•  allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the

	Kingdom of Norway	Delaware
event that the cause for the liability of that third party also constitutes a negligent act directly against such individual shareholder.

plaintiff’s failure to obtain the action; or

•  state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Anti-Takeover Provisions and Mandatory Offer Requirements	In Norway, under the Code of Practice, the board of directors should establish guiding principles for how it will act in the event of a take-over bid. In a bid situation, the company’s board of directors and management have an independent responsibility to help ensure that shareholders are treated equally, and that the company’s business activities are not disrupted unnecessarily. The board has a particular responsibility to ensure that shareholders are given sufficient information and time to form a view of the offer. The board of directors should not hinder or obstruct take-over bids for the company’s activities or shares. We have currently not adopted any anti-takeover provisions. See “—Articles of Association and Norwegian Corporate Law—Rights and Restrictions in Relation to Existing Shares—Anti-Takeover Provisions and Mandatory Offer Requirements” above.

In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested stockholder, unless:

•  the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

•  after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or

•  after the person becomes an interested stockholder, the business combination

	Kingdom of Norway	Delaware

is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until 12 months following its adoption.

Amendments to Governing Documents	Under Norwegian law, all resolutions made by the general meeting may be adopted by a simple majority of the votes, subject only to the mandatory provisions of the Companies Act and the articles of association. Resolutions concerning all amendments to the articles of association must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting. Certain resolutions that (i) would reduce any shareholder’s right in respect of dividend payments or other rights to the assets of the company or (ii) restrict the transferability of the shares would require a majority vote of at least 90% of the share capital represented at the general meeting in question as well as the majority required for amendments to the company’s Articles of Association. Certain types of changes in the rights of shareholders require the consent of all shareholders affected thereby as well as the majority required for amendments to the company’s Articles of Association.	Under Delaware law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our shares is DNB Bank ASA, Securities Services, Dronning Eufemias gate 30, NO-0191 Oslo, Norway. The Bank of New York Mellon will serve as the depositary for the ADSs.

Stock Exchange Listings

Our ADSs are listed on the Nasdaq Capital Market under the symbol “IDBA”. Our ordinary shares are currently traded on Oslo Børs, a market operated by the Oslo Stock Exchange, under the ticker symbol “IDEX”.

Registrar of Shares, Depositary for ADSs

Our share register is maintained by DNB Bank ASA. The share register reflects only registered holders of our ordinary shares. Holders of ADSs representing our ordinary shares will not be treated as our shareholders and their names will therefore not be entered in our share register. The Bank of New York Mellon has agreed to act as the depositary for the ADSs representing our ordinary shares. Holders of ADSs representing our ordinary shares have a right to receive the ordinary shares underlying such ADSs. For discussion on ADSs representing our ordinary shares and rights of ADS holders, see the section entitled “Description of American Depositary Shares” in this prospectus.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, registers and delivers American Depositary Shares, also referred to as ADSs. Each ADS represents 75 Ordinary Shares (or a right to receive 75 Ordinary Shares) deposited with Nordea Bank Norge, ASA, as custodian for the depositary in the Kingdom of Norway. Each ADS represents any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs are administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described herein. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Norwegian law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the ADSs and the deposit agreement, except with respect to its authorization and execution by us, which shall be governed by the laws of Norway.

When required in order to comply with applicable laws and regulations or the articles of association or similar document of ours (as in effect from time to time) or the rules and regulations of the Oslo Børs, the Nasdaq Stock Market LLC or of any other stock exchange on which the shares or ADSs are registered, traded or listed or any book-entry settlement system, we may from time to time request, and may from time to time request the depositary to request, certain information from you relating to: (a) the capacity in which you hold ADSs, (b) the identity of any Holders or other persons or entities then or previously interested in those American Depositary Shares and the nature of those interests, (c) if for any reason, the proportion of the shares you own reaches, exceeds or falls below the thresholds specified under Norwegian law and (d) any other matter where disclosure of such matter is, in our reasonable opinion, required for that compliance.

As an ADS holder, you agree to comply with the laws and regulations of United States and Norway (if and to the extent applicable) with respect to the disclosure requirements regarding beneficial ownership of shares, all as if the ADSs were the Shares represented thereby, including requirements to make notifications and filings within the required timeframes to us, the U.S. Securities and Exchange Commission, the Financial Supervisory Authority of Norway and any other authorities in the United States or in Norway.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR, which are filed as Exhibits 4.1 and 4.2 to the registration statement of which this prospectus forms a part.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See the section titled “MATERIAL INCOME TAX CONSIDERATIONS.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

Under the laws of Norway currently in effect, the depositary is not allowed to vote deposited shares underlying ADSs unless those shares are registered in our VPS registry and with the Norwegian Foreign Registrar in the name of the beneficial owner of those ADSs. Under the deposit agreement, ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. In order to carry out voting instruction received from ADSs holders in accordance with current Norwegian law, the depositary will temporarily re-register deposited shares in the names of the beneficial owners of those ADSs, vote those shares as proxy for those beneficial owners as instructed by the holders of those ADSs and then cause the deposited shares to be re-registered in its name or the name of its nominee immediately after the meeting. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. Those instructions must identify the beneficial owner of the ADSs (if other than the ADS holder). ADS holders giving instructions will also be required to block transfer of their ADSs until after the shareholders’ meeting by moving the ADSs to a blocked account within DTC or by authorizing the depositary to enter a stop transfer on the ADS register. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Norway and the provisions of our articles of association or similar documents, to re-register deposited shares and to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting and re-registration instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to (i) at such time as, in our opinion, there is a strong likelihood that the company will call a general meeting of shareholders on a certain date, but, in the case of an annual general meeting only, not less than 30 days prior to that date, notify the Depositary as to the proposed date of the meeting and, to the extent available at the time, details of the matters proposed to be voted upon at such meeting, which notice is hereinafter referred to as a Preliminary Notice, and (ii) thereafter, give the Depositary formal notice of the meeting, or the Formal Notice, and copies of materials to be made available to shareholders in connection with the meeting not less than 21 days prior to the meeting date, or the Notice Deadline (this being the statutory notice period under Norwegian law). For the avoidance of doubt, we shall be free to make amendments in the Formal Notice compared to the Preliminary Notice, both as to date and matters to be voted upon. The Depositary shall disseminate the Formal Notice as soon as practicable after the Depositary receives it from us.

The deposit agreement permits the depositary and us to modify, amend or adopt additional procedures relating to voting of deposited shares from time to time as we determine may be necessary or appropriate to comply with, or to obtain for ADS holders the benefits of liberalization of, applicable law and our articles of association or similar document.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from the U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

If any governmental body should adopt new laws, rules or regulations which would require an amendment of the deposit agreement to ensure compliance therewith, we and the depositary will amend the deposit agreement at any time in accordance with such changed laws, rules and regulations. Such amendment to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given or within any other period of time as required for compliance with such laws, rules or regulations.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•

we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

•	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days, and not more than 120 days, before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary, including any of our directors, officers, employees, agents, controlling persons and affiliates:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Each holder of ADSs may be required from time to time to provide certain information, including proof of taxpayer status, residence and beneficial ownership (as applicable), from time to time and in a timely manner as we, the depositary or the custodian may deem necessary or proper to fulfill obligations under applicable law.

ORDINARY SHARES AND ADSS ELIGIBLE FOR FUTURE SALE

Our ordinary shares are admitted to trading on Oslo Børs. Future sales of substantial amounts of ADSs representing our ordinary shares in the United States or of our ordinary shares in the Norway, or the perception that such sales may occur, could adversely affect prevailing market prices of such ADSs and of our ordinary shares. As of March 31, 2021, we had in issue and outstanding 916,720,485 ordinary shares. Holders of ordinary shares registered hereby may deposit such ordinary shares with the Depositary in exchange for ADSs representing such ordinary shares at the ratio referred to on the cover page of this prospectus, which ADSs will be freely tradeable. Any shares registered pursuant to the registration statement of which this prospectus forms a part shall be freely tradeable for so long as this registration statement remains effective. Holders of issued but unexercised options to purchase our ordinary shares other than those registered on Form S-8 will have to comply with one of the exceptions from U.S. registration requirements set forth below in order to exchange any ordinary shares issued upon exercise thereof.

Rule 144

In general, a person who has beneficially owned our unregistered ordinary shares for at least six months would be entitled to sell ADSs representing our ordinary shares pursuant to Rule 144 of the Securities Act, provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (2) we are subject to Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who are our affiliates at the time of, or any time during the 90 days preceding, a sale of ADSs representing such ordinary shares, are subject to additional restrictions, as follows:

•	such person may sell within any three-month period only a number of ADSs representing our ordinary shares that does not exceed the greater of either of the following:

•

1% of the number of ADS representing our ordinary shares then outstanding (including any ordinary shares issuable upon withdrawal of ADSs), as if all such ordinary shares had been deposited in exchange for ADSs; or

•	the average weekly trading volume of ADSs representing our ordinary shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

•

provided that, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.

Rule 701

In general, under Rule 701 under the Securities Act, any of our employees, board members, senior management, consultants or advisers who purchased ordinary shares from us in connection with a compensatory share or option plan or other written agreement before the original effective date of the registration statement of which this prospectus forms a part is entitled to resell such ordinary shares 90 days after such effective date in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701. The SEC has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the ordinary shares acquired upon exercise of such options, including exercises after the date that the registration statement of which this prospectus forms a part first became effective. Securities issued in reliance on Rule 701 are restricted securities and, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the holding period requirement.

Form S-8

We have filed a registration statement on Form S-8 registering the offer and sale of 39,991,673 shares under the IDEX Biometrics ASA 2020 Subscription Rights Incentive Plan and 31,142,789 shares under the IDEX Biometrics ASA 2020 Employee Share Purchase Plan, all of which are exchangeable for ADSs and are or, will upon issuance be, freely tradeable in the United States, subject to any applicable restrictions on control securities held by our affiliates.

Regulation S

Regulation S provides generally that sales made in offshore transactions, including on Oslo Børs, as well as the resale of any such securities issued by foreign private issuers such as us (including resales into the United States) are not subject to the registration or prospectus delivery requirements of the Securities Act.

MATERIAL INCOME TAX CONSIDERATIONS

The section entitled “Material Income Tax Considerations” is incorporated by reference in this prospectus from our Annual Report on Form 20-F, while the language below either replaces or supplements, as applicable, the language under the corresponding captions in our Annual Report on Form 20-F. This section contains a description of material Norwegian and U.S. federal income tax consequences of the acquisition, ownership and sale of our ordinary shares or ADSs. This summary should not be considered a comprehensive description of all the tax considerations that may be relevant to the decision to acquire ADSs representing our ordinary shares.

Norway Taxation

General

The following is a summary of certain tax matters related to purchase, holding and disposal of our ordinary shares. The statements herein are, unless otherwise stated, based on the laws, rules and regulations in force in Norway as of the date of this report, and are subject to any changes in law occurring after such date. Such changes could possibly be made on a retrospective basis. Tax rates indicated below are applicable for the income year 2021. The tax legislation of the investor’s member state in the EEA or country of residence/incorporation and of the issuer’s country of incorporation may have an impact on the income received from the securities.

Net wealth tax

The value of shares is included in the basis for the computation of wealth tax imposed on Norwegian individual shareholders. The marginal wealth tax rate is 0.85% of the value assessed. The value for assessment purposes for shares on Oslo Børs is 55% (from January 1, 2021) of the listed value as of January 1 in the year of assessment. Norwegian corporate shareholders are not subject to net wealth tax.

Inheritance tax

Effective January 1, 2021, there is no inheritance tax in Norway.

PLAN OF DISTRIBUTION

The registration statement of which this prospectus forms a part has been filed with respect to an aggregate of 60,000,000 ordinary shares held by certain of our shareholders, which are referred to collectively herein as the Registered Shares, and the holders of all such ordinary shares are identified in this prospectus as the Selling Shareholder. Any Registered Shares offered and sold in the United States by the Selling Shareholder will be in the form of ADSs. The Registered Shareholder is also permitted to sell ordinary shares not represented by ADSs in private or offshore transactions, including on Oslo Børs, which resales are not covered by this prospectus. Unlike an initial public offering, any resale by the Selling Shareholder of the Registered Shares represented by ADSs is not being underwritten by any investment bank. The Selling Shareholder may, or may not, elect to sell Registered Shares represented by ADSs as and to the extent that they may individually determine.

The Selling Shareholder may dispose of all or a portion of the Registered Shares from time to time directly or through one or more underwriters, broker-dealers or agents. If ADSs representing our ordinary shares are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for any applicable underwriting discounts or commissions or agent’s commissions. ADSs representing our ordinary shares may be sold on Nasdaq or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Shareholder may use any one or more of the following methods when disposing of ordinary shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the ordinary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions and offshore transactions;

•	settlement of short sales entered into after the original effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of such ordinary shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholder also may resell all or a portion of the Registered Shares in offshore transactions or open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Shareholder may arrange for other broker-dealers to participate in sales. If the Selling Shareholder effect such transactions by selling ADSs representing our ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive applicable commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of ADSs representing our ordinary shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121 and Supplementary Material .01 and Supplementary Material .02 thereto.

In connection with sales of ADSs representing Registered Shares, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of ADSs representing Registered Shares in the course of hedging in positions they assume. The Selling Shareholder may also sell ADSs representing Registered Shares short and, if such short sale shall take place after the date that the registration statement of which this prospectus forms a part was originally declared effective, the Selling Shareholder may deliver ADSs representing Registered Shares to close out short positions and to return borrowed ordinary shares in connection with such short sales. The Selling Shareholder may also loan or pledge ADSs representing Registered Shares to broker-dealers that in turn may sell such ordinary shares, to the extent permitted by applicable law. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Registered Shares, which ordinary shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Shareholder may not use Registered Shares to cover short sales of our ordinary shares (or ADSs representing ordinary shares) made prior to the date the registration statement of which this prospectus forms a part was originally declared effective by the SEC.

The Selling Shareholder may, from time to time, pledge or grant a security interest in some or all of the warrants or ADSs representing Registered Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ADSs representing Registered Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Shareholder to include the pledgee, transferee or other successors in interest as a Selling Shareholder under this prospectus. The Selling Shareholder also may transfer and donate the ADSs representing Registered Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholder and any broker-dealer or agents participating in the distribution of the ADSs representing Registered Shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the ADSs representing our Registered Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. A Selling Shareholder who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Upon our being notified in writing by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of ADSs representing Registered Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of ADSs representing Registered Shares involved, (iii) the price at which such ADSs representing Registered Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

Each Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of ADSs representing Registered Shares by the Selling Shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ADSs representing Registered Shares to engage in market-making activities with respect thereto. All of the foregoing may affect the marketability of ADSs representing Registered Shares and the ability of any person or entity to engage in market-making activities with respect thereto.

We have paid the SEC filing fees in connection with the registration of ADSs representing our ordinary shares. Each Selling Shareholder will pay any underwriting discounts or selling commissions incurred by such Selling Shareholder in connection with the sale of Registered Shares.

We are not party to any arrangement with any Selling Shareholder or any broker-dealer with respect to sale of ADSs or Registered Shares. Therefore, we will not have any input if, when and how any Selling Shareholder elects to dispose of ADSs representing such Selling Shareholder’s Registered Shares or the price or prices at which any such sale may occur, and there can be no assurance that any Selling Shareholder will exchange its Registered Shares for ADSs or dispose of any or all of the ADSs representing such ordinary shares even if so exchanged pursuant to the deposit agreement. We will not receive proceeds from any sale of Registered Shares in the form of ADSs by the Selling Shareholder.

We offer no assurances that an active trading market for ADSs representing our ordinary shares will develop or, if developed, be maintained.

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred in connection with the registration of the ordinary shares registered hereby. With the exception of the registration fee payable to the SEC and the Nasdaq initial listing fee, all amounts are estimates.

Expense	Amount
SEC registration fee	$1,310
Nasdaq listing fee	5,000
FINRA filing fee	—
Printing expenses	150,000
Legal fees and expenses	600,000
Accounting fees and expenses	450,000
Miscellaneous	151,000

Total	$1,357,310

LEGAL MATTERS

The validity of the ordinary shares registered hereby and certain other matters of the laws of Kingdom of Norway will be passed upon for us by Advokatfirmaet Ræder AS, Oslo, Norway and certain matters of U.S. law will be passed upon for us by Cooley LLP, New York, New York.

EXPERTS

The consolidated financial statements of IDEX Biometrics ASA appearing in IDEX Biometrics ASA’s Annual Report on Form 20-F for the year ended December 31, 2020 have been audited by Ernst & Young AS, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are incorporated and currently existing under the laws of Kingdom of Norway. In addition, certain of our directors and officers reside outside of the United States and most of the assets of our non-U.S. subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability or other provisions of the U.S. securities laws or other laws.

In addition, uncertainty exists as to whether the courts of Norway would:

•

recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in Norway against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Advokatfirmaet Ræder that there is currently no treaty between (i) the United States and (ii) Norway providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters (although the United States and Norway are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards) and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the United States securities laws, would only be automatically enforceable in Norway, if and to the extent:

•	the relevant parties have agreed to such court’s jurisdiction in writing and for a specific legal action or for legal actions that arise out of a particular legal relationship; and

•	the judgment is not in conflict with Norwegian public policy rules (ordre public) or internationally mandatory provisions.

Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision.

Subject to the foregoing, investors may be able to enforce in Norway judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, we cannot assure you that those judgments will be recognized or enforceable in Norway.

If a Norwegian court gives judgment for the sum payable under a U.S. judgment, the Norwegian judgment will be enforceable by methods generally available for this purpose. These methods generally permit the Norwegian court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain a Norwegian judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. You should also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in Norway

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act. A related registration statement on Form F-6 was filed with the SEC to register the ADSs representing our ordinary shares. This prospectus, which forms a part of the registration statement on Form F-1, does not contain all of the information that is included in such registration statement and the exhibits and schedules thereto. Certain information is omitted and you should refer to such registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to such registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

You may review a copy of our registration statement on Form F-1 as well as the registration statement on Form F-6, including exhibits thereto and any schedules filed therewith, and obtain copies of such materials at the SEC’s website (www.sec.gov), which contains reports and other information regarding issuers like us that file electronically with the SEC.

We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and periodic reports on Form 6-K. Those reports may be obtained at the website described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of such act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered thereunder.

We maintain a corporate website at www.idexbiometrics.com. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to “incorporate by reference” information from other documents that we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with or furnished to the SEC:

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on April 23, 2021;

•

Our Reports on Form 6-K furnished to the SEC on April 1, 2021, including exhibit 99.1 thereto; April 22, 2021, including exhibit 99.1 thereto and not including exhibits 99.2 and 99.3 thereto; May 7, 2021, including exhibit  99.1 thereto; and May 13, 2021, including exhibits 99.1, 99.2, and 99.3 thereto and not including exhibits 99.4 or 99.5 thereto; and

•

The description of our ordinary shares and ADSs contained in our Registration Statement on Form 8-A , as filed with the SEC under Section 12(b) of the Exchange Act on December 15, 2020, including any amendment or report filed for the purpose of updating such description (File No. 001-39810).

We will provide to each person at their request, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to IDEX Biometrics ASA, Dronning Eufemias gate 16, NO-0191 Oslo, Norway, Telephone: +47 6783 9119. In addition, copies of the documents incorporated herein by reference may be accessed at our website at https://www.idexbiometrics.com/. The reference to our website address does not constitute incorporation by reference of the information contained on or accessible through our website, and you should not consider the contents of our website in making an investment decision with respect to our ADSs.

60,000,000 Ordinary Shares

Represented by 800,000 American Depositary Shares

IDEX Biometrics ASA

P R O S P E C T U S

June 7, 2021